Exhibit 10.1

SIXTH AMENDED AND RESTATED
Credit Facility Agreement
dated as of
June 4, 2020
between
IEC Electronics Corp.
and
Manufacturers and Traders Trust Company

SIXTH AMENDED AND RESTATED CREDIT FACILITY AGREEMENT
This SIXTH AMENDED AND RESTATED CREDIT FACILITY AGREEMENT is made as of June 4, 2020 by and between IEC ELECTRONICS CORP., a corporation formed under the laws of the State of Delaware (“Borrower”) and MANUFACTURERS AND TRADERS TRUST COMPANY (“Lender”), a New York banking corporation, with offices at 3 City Center, 180 South Clinton Avenue, Rochester, New York 14604. This Agreement evidences in part obligations evidenced by, and amends and restates in its entirety, the Fifth Amended and Restated Credit Facility Agreement made between the Borrower and Lender, dated as of December 14, 2015, as amended (“Prior Agreement”). All references to the Prior Agreement in any Loan Document made or delivered in connection with the Prior Agreement shall be deemed to be references to the Prior Agreement as amended and restated by this Agreement.
ARTICLE 1 - DEFINITIONS
1.1 Definitions. The following terms shall have the following meanings unless otherwise expressly stated herein:
“Account” shall have the meaning given such term in the UCC of the applicable jurisdiction.
“Account Debtor” shall have the meaning given such term in the UCC of the applicable jurisdiction.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Credit Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) Control of a Person or at least a majority (in number of votes) of the Capital Security of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Capital Security having such power only by reason of the happening of a contingency) or a majority of the outstanding Capital Security of a Person.
“Affiliate” means any Person which directly or indirectly, or through one or more intermediaries, Controls or is Controlled By or is Under Common Control with Borrower; provided, however, that neither Lender, nor any of its Affiliates, shall be considered an Affiliate of any Credit Party.
“Agreement” means this Sixth Amended and Restated Credit Facility Agreement, as amended, modified, restated or replaced from time to time.
“Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, corruption or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, all as amended, supplemented or replaced from time to time.
“Applicable Margin” means, the per annum percentage points shown in the applicable column of the table below based on the applicable Fixed Charge Coverage Ratio, calculated for Borrower on a consolidated basis and without duplication in accordance with GAAP:

Level	Fixed Charge Coverage Ratio	LIBOR Rate	Base Rate
I	> 1.85x	1.75%	0.75%
II	≤ 1.85x > 1.60x	2.00%	1.00%
III	≤ 1.60x	2.25%	1.25%
provided, however, that commencing on the Closing Date and continuing to but excluding the tenth (10th) day after the date on which Borrower’s QCC Sheet is delivered to the Lender pursuant to Section 8.2 for the Fiscal Quarter ending June 26, 2020, the Applicable Margin shall be fixed at Level I. Thereafter, any changes in the Level applicable to Loans will be effective on the tenth (10th) day following each date on which the Borrower’s QCC Sheet is required to be delivered to the Lender pursuant to Section 8.2, based upon the Fixed Charge Coverage Ratio shown therein. In the event that any QCC Sheet is not delivered by the date required, pricing will revert to the higher of Level III and the Applicable Margin then in effect until the tenth (10th) day following the date of delivery of the delayed QCC Sheet, on which tenth (10th) day pricing will be adjusted to the applicable level shown by the QCC Sheet. Upon the occurrence of a Default or Event of Default, the Applicable Margin shall immediately be adjusted to Level III and no reduction shall occur thereafter unless the Default is cured, or if the Default is also an Event of Default, the Event of Default is waived in writing by the Lender.

“Applicable Unused Fee” means the per annum percentage points shown in the table below based on the applicable Fixed Charge Coverage Ratio, calculated for Borrower on a consolidated basis and without duplication in accordance with GAAP:

Level	Fixed Charge Coverage Ratio	Unused Fee
I	> 1.85x	0.250%
II	≤ 1.85x > 1.60x	0.250%
III	≤ 1.60x	0.375%
provided, however, that commencing on the Closing Date and continuing to but excluding the tenth (10th) day after the date on which Borrower’s QCC Sheet is delivered to the Lender pursuant to Section 8.2 for the Fiscal Quarter ending June 26, 2020, the Applicable Unused Fee shall be fixed at Level I. Thereafter, any changes in the Level applicable will be effective on the tenth (10th) day following each date on which the Borrower’s QCC Sheet is required to be delivered to the Lender pursuant to Section 8.1, based upon the Fixed Charge Coverage Ratio shown therein. In the event that any QCC Sheet is not delivered by the date required, the Applicable Unused Fee will revert to Level III until the tenth (10th) day following the date of delivery of the delayed QCC Sheet, on which tenth (10th) day the Applicable Unused Fee will be adjusted to the applicable level shown by the QCC Sheet. Upon the occurrence of a Default or Event of Default, the Applicable Unused Fee shall immediately be adjusted to Level III and no reduction shall occur thereafter unless the Default is cured, or if the Default is also an Event of Default, the Event of Default is waived in writing by the Lender.
“Asset Disposition” means any sale, assignment, transfer, lease, or other disposition by a Person to any other Person, whether in one transaction or in a series of related transactions, of any of its assets, business units or other properties (including (i) any interest in property, whether tangible or intangible, (ii) Capital Securities of Subsidiaries, and (iii) any sale-leaseback transaction), provided, however, that “Asset Disposition” shall not include (a) the sale of Inventory in the ordinary course of business, (b) the disposition of any obsolete or retired property not used or useful in the business of any of the Credit Parties in return for a fair market value, and (c) the disposition of any property of the Credit Parties in return for a fair market value when proceeds from that disposition are invested within six (6) months thereafter in similar assets for Borrower’s business.
“Automatic Adjustment Rate Determination Date” means, with respect to LIBOR Loans other than Daily LIBOR Loans, two (2) LIBOR Business Days before the first day of the applicable Interest Period.
“Automatic Continuation Option” shall, with respect to any LIBOR Loan, mean the option to have the then-current Interest Period duration, as previously selected by Borrower, remain the same for the succeeding Interest Period.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” including the Federal Rules of Bankruptcy Procedure and any applicable local bankruptcy rules.
“Base Rate” means (A) the higher of (i) the Prime Rate, and (ii) the Federal Funds Rate plus one-half of one percentage point (.5%), in either case plus (B) 50 basis points, calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366), and then in each case plus the Applicable Margin; provided that in no event shall the Base Rate be less than one percent (1.0%).
“Base Rate Loan” means any Loan when and to the extent that the interest rate for such Loan is determined by reference to the Base Rate.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Lender, giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated or bilateral (i.e., single-lender) credit facilities, and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than one percent (1.0%), the Benchmark Replacement will be deemed to be one percent (1.0%) for the purposes hereof.
“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that may be selected by the Lender from time to time, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated or bilateral credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Lender, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of the loan(s) evidenced hereby).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:
(a) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein,

and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or
(b) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:
(a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;
(b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or
(c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 180th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 180 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Lender by notice to Borrower, so long as the Lender has not received, by such date, written notice of objection to such Early Op-in Election from Borrower.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 3.16 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 3.16.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended from time to time.
“Borrower” means IEC Electronics Corp. and its successors, legal representatives and assigns.
“Borrowing Base” means, at any time, an amount equal to the sum of (a) with respect to Eligible Accounts of the Credit Parties which are not Eligible Investment Grade Accounts (i) eighty-five percent (85%) of such Eligible Accounts with respect to which credit insurance satisfactory to Lender is not in place, plus (ii) up to ninety percent (90%) of such Eligible Accounts with respect to which credit insurance satisfactory to Lender in its sole discretion is in place; plus (b) 90% of Eligible Investment Grade Accounts; plus (c) the lesser of (i) sixty-five percent (65%) of Eligible Inventories, (ii) eighty-five percent (85%) of Eligible Inventory NOLV and (iii) an aggregate inventory sublimit of Thirty Million Dollars ($30,000,000); provided, however, that otherwise eligible assets acquired through a Permitted Acquisition, and upon which an initial field exam and Eligible Inventory NOLV appraisal have not yet been performed, shall be included in the Borrowing Base at (y) eighty percent (80%) of Eligible Accounts and (z) for purposes of clause (c)(i) of this definition, fifty percent (50%) of Eligible Inventories, it being understood that “the lesser of” language in clause (c) shall remain effective and unaffected by this clause (z).
The Borrowing Base shall be computed based on the Borrowing Base Report required by this Agreement and most recently delivered to and accepted by the Lender in its sole and absolute discretion. In the event the Borrower fails to furnish a Borrowing Base Report, or in the event the Lender believes that a Borrowing Base Report is no longer accurate, valid, or current (with current defined as information provided aged no more than forty-five (45) days) the Lender may, in its sole and absolute discretion exercised from time to time and without limiting other rights and remedies under this Agreement, suspend the making of or limit Revolving Credit Loans. The Borrowing Base shall be subject to reduction by the amount of Reserves applicable from time to time, and by the amount of any Account or any Inventory that was included in the Borrowing Base but that the Lender determines fails to meet the respective criteria applicable from time to time for Eligible Accounts or Eligible Inventories.
Without implying any limitation on the Lender’s discretion with respect to the Borrowing Base, the criteria for Eligible Accounts and for Eligible Inventories contained in the respective definitions of Eligible Accounts and of Eligible Inventories are in part based upon the business operations of the Credit Parties existing on or about the Closing Date and upon information and records furnished to the Lender by the Credit Parties. If at any time or from time to time hereafter, the business operations of one or more of the Credit Parties change or such information and records furnished to the Lender is incorrect or misleading, the Lender in its discretion, may at any time and from time to time during the duration of this Agreement change such criteria or add new criteria. The Lender will communicate such changed or additional criteria to the Borrower from time to time, which communication shall be either orally or in writing.
“Borrowing Base Report” means a report required to be delivered under, and described in, Section 6.1(d) of this Agreement.

“Breakage Costs” means amounts covered by Section 3.6.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.
“Capital Expenditures” means the aggregate of all expenditures for the acquisition or leasing of fixed or capital assets, software or additions to equipment (including replacements, capitalized repairs and improvements) which are required to be capitalized under GAAP on the balance sheet of the relevant entity.
“Capital Security” means, (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (without limitation whether voting or nonvoting, and whether common or preferred) of such corporation, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and (c) in each case, any and all warrants, rights or options to purchase any of the foregoing with respect to any Person, any security convertible into any of the foregoing, participations, any other equity interests or equity equivalents, including stock appreciation rights or phantom stock, with respect to such Person, and all rights associated with any of the foregoing.
“Casualty Event” means, with respect to any property (including any interest in property) of any Credit Party, any loss of, theft of, damage to, or condemnation or other taking of, such property for which any of the Credit Parties receive insurance proceeds, proceeds of a condemnation award, or other compensation, which proceeds are not used to replace or restore such property or make a similar investment in Borrower’s business within six (6) months of receiving the insurance or other proceeds.
“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing a majority of the aggregate ordinary voting power in the election of Borrower’s directors represented by the issued and outstanding capital stock of Borrower.
“Closing” means the closing of the transactions contemplated by this Agreement on the Closing Date.
“Closing Date” means the date of this Agreement.
“Collateral” means all assets of any Credit Party in which a Lien is purported to be granted under any Security Document.
“Commitment” means the Revolving Credit Commitment.
“Continuation Date” means the date that Borrower’s election to continue a LIBOR Loan for another Interest Period becomes effective in accordance with this Agreement.

“Controls” (including the terms “Controlled By” or “Under Common Control”) means, but shall not be limited to, (i) the ownership of a majority of the outstanding shares of capital stock of any corporation having voting power for the election of directors, whether or not at the same time stock of any other class or classes has or might have voting power by reason of the happening of any contingency, (ii) ownership of a majority of any interest in any Person, or (iii) any other interest by reason of which a controlling influence over the affairs of the Person may be exercised.
“Copyright Security Agreements” means the Copyright Security Agreement listed on Schedule 1.1(A), and any similar document delivered by any Credit Party, as amended, modified, restated or replaced from time to time.
“Covered Entity” means (a) each Credit Party, any other Persons that guaranty the Obligations and/or pledge collateral to secure the Obligations, (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above, and (c) all brokers or other agents of any Credit Party acting in any capacity in connection with this Agreement. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Credit Party(ies)” means the Borrower and each Guarantor.
“Daily LIBOR Loan” means a LIBOR Loan with respect to which the rate is adjusted and determined daily.
“Debt” means, as of the measurement date, without duplication, on a consolidated basis, Borrower’s and its Subsidiaries’:
(a) indebtedness or liability for borrowed money, including without limitation Obligations under the Loan Documents, synthetic leases and any other off-balance sheet financing (but not including operating leases not capitalized under GAAP);
(b) obligations evidenced by bonds, debentures, notes, or other similar instruments;
(c) obligations for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);
(d) obligations as lessee under capital leases;
(e) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA;
(f) obligations as an account party under letters of credit and letters of guaranty;

(g) obligations under acceptance facilities;
(h) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, including Debt of any other Person (including any partnership in which such Person is a general partner) to the extent such person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person;
(i) obligations secured by (or for which the holder of the obligations has an existing right, contingent or otherwise to be secured by) any Liens on property owned or acquired, whether or not the obligations secured thereby have been assumed;
(j) all purchase money mortgages, and obligations under asset securitization vehicles, conditional sales contracts and similar title retention debt instruments;
(k) obligations of a Person to purchase securities or other property that arise out of or in connection with the sale of the same or substantially similar securities or property, such as Capital Securities that are subject to mandatory redemption requirements; and
        (l) obligations to the Lender under any Loan/Lease Line.
“Default” means any event, action, inaction, occurrence or condition that with notice or passage of time, or both, would constitute an Event of Default.
“Default Rate” means, (i) in the case of LIBOR Loans and Base Rate Loans, three (3) percentage points above the LIBOR Rate or the Base Rate, respectively, and (ii) with respect to other Obligations, three (3) percentage points above the interest rate in effect with respect to the Revolving Credit Loans.
“Distributions” means (i) dividends, payments, or distributions of any kind (including without limitation cash or property or the setting aside for payment of either) in respect of Capital Securities of the applicable Person except distributions in the form of such Capital Securities, and (ii) repurchases, redemptions, or acquisitions of Capital Securities.
“Dominion Trigger Event” means an event defined as such in Section 6.15.
“Draw Date” means in relation to each Loan, the date that such Loan is made or deemed to be made to Borrower pursuant to this Agreement.
“DRTL” means IEC Analysis & Testing Laboratory, LLC (f/k/a Dynamic Research and Testing Laboratories, LLC), a New Mexico limited liability company.
“Early Opt-in Election” means the occurrence of:
(a) a determination by the Lender that currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, a new benchmark interest rate to replace LIBOR, and
(b) the election by the Lender to declare that an Early Opt-in Election has occurred and the provision by the Lender of written notice of such election to Borrower.
“EBITDA” means, for the applicable period, Net Income plus interest expense, Tax expense, depreciation and amortization of intangible assets, all on a consolidated basis and determined in accordance with GAAP on a consistent basis.
“EBITDAS” means, for the applicable period, EBITDA plus non-cash stock option expense, all on a consolidated basis and determined in accordance with GAAP on a consistent basis.
“Eligible Account” and “Eligible Accounts” mean, at any time of determination thereof, the unpaid portion of each account (net of any returns, discounts, claims, credits, charges, accrued rebates or other allowances, offsets, deductions, counterclaims, disputes or other defenses and reduced, without duplication, by the aggregate amount of all applicable Reserves, limits and deductions provided for in this definition and elsewhere in this Agreement) receivable in United States dollars by each Credit Party, provided each account conforms and continues to conform to the following criteria to the satisfaction of the Lender:
(a) the Account arose in the ordinary course of the Credit Party’s business from a bona fide outright sale of Inventory by the Credit Party or from services performed by the Credit Party;
(b) the Account is a valid, legally enforceable obligation of the Account Debtor and requires no further act on the part of any Person under any circumstances to make the Account payable by the Account Debtor;
(c) the Account is based upon an enforceable order or contract, written or oral, for Inventory shipped or for services performed, and the same were shipped or performed in accordance with such order or contract;
(d) if the Account arises from the sale of Inventory, the Inventory the sale of which gave rise to the Account has been shipped or delivered to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, a sale on approval basis, a payment plan, scheduled installment plan, extended payment terms, any other repurchase or return basis or on the basis of any other similar understanding;
(e) if the Account arises from the performance of services, such services have been fully rendered and do not relate to any warranty claim or obligation;
(f) the Account is evidenced by an invoice or other documentation in form acceptable to the Lender, dated no later than the date of shipment or performance and containing only terms normally offered by the respective Credit Party;

(g) the amount shown on the books of the Credit Party and on any invoice, certificate, schedule or statement delivered to the Lender is owing to the Credit Party and no partial payment has been received unless reflected with that delivery;
(h) the Account is not outstanding more than sixty (60) days from the date the original invoice was due and no more than one hundred twenty (120) days have passed since the original invoice date and the Inventory covered by such Account was shipped to the customer on or prior to the invoice date, or the services described in such invoice were provided on or prior to the invoice date;
(i) the Account does not include a credit balance over ninety (90) days from the date of the invoice that appears in the over 90 day column on the accounts receivable aging of any Credit Party;
(j) the Account is not owing by any Account Debtor for which the Lender has determined fifty percent (50%) or more of such Account Debtor’s other Accounts (or any portion thereof) due to the Borrower, individually, or all of the Credit Parties collectively, to be non-Eligible Accounts;
(k) the Account is not owing by (i) an Account Debtor or a group of affiliated Account Debtors, any of whom are not rated BB- or stronger by S&P Global, whose then existing Eligible Accounts owing to any or all of the Credit Parties collectively exceed in aggregate face amount twenty percent (20%) of all of the Credit Parties’ total Accounts, or (ii) an Account Debtor or a group of affiliated Account Debtors, all of whom are rated BB- or stronger by S&P Global, whose then existing Eligible Accounts owing to any or all of the Credit Parties collectively exceed in aggregate face amount forty percent (40%) of all of the Credit Parties’ total Accounts; provided in the event that either circumstance set forth in either (i) or (ii) above exists, only such portion of such Account in excess of such applicable threshold will be deemed ineligible by reason of this subsection (k); further provided that the Lender may from time to time, in the exercise of its sole and absolute discretion, consent to a higher concentration limit and provided further that any such Account shall ineligible by reason of this subsection (k) only to the extent of such excess;
(l) the Account Debtor has not returned, rejected or refused to retain, or otherwise notified any Credit Party of any dispute concerning, or claimed nonconformity of, any of the Inventory or services from the sale or furnishing of which the Account arose;
(m) the Account is not subject to any present or contingent (and no facts exist which are the basis for any future) offset, claim, deduction or counterclaim, dispute or defense in law or equity on the part of such Account Debtor, or any claim for credits, allowances, or adjustments by the Account Debtor because of returned, inferior, or damaged Inventory or unsatisfactory services, or for any other reason including, without limitation, those arising on account of a breach of any express or implied representation or warranty;
(n) the Account Debtor is not a Subsidiary or Affiliate of any Credit Party or an employee, officer, director or shareholder of any Credit Party or any Subsidiary or Affiliate of any Credit Party;

(o) the Account Debtor is not incorporated or primarily conducting business or otherwise located in any jurisdiction outside of the United States of America, unless the Account Debtor’s obligations with respect to such Account are insured by a credit insurance company acceptable to the Lender, or secured by a letter of credit, guaranty or banker’s acceptance having terms and from such issuers and confirmation banks that are acceptable to the Lender in its sole and absolute discretion (which letter of credit, guaranty or banker’s acceptance is subject to the perfected Lien of the Lender);
(p) as to which none of the following events has occurred with respect to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect, provided, however, that the Lender may, in its discretion, include as Eligible Accounts Accounts of an Account Debtor which is a debtor in possession in a bankruptcy case under chapter 11 of the Bankruptcy Code which has obtained debtor in possession or cash collateral financing in the chapter 11 case, if such Accounts are entitled to administrative priority in the chapter 11 case; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or if the Account Debtor failed, suspended business operations or ceased doing business as a going concern; provided, however, that the Lender may, in its sole discretion, but shall not be obligated to, deem an Account to be an Eligible Account where the Account Debtor is operating as a debtor in possession in a case under chapter 11 of the Bankruptcy Code, and the Credit Party’s claim under such Account is entitled to a superpriority lien and/or administrative claim in the chapter 11 case;
(q) the Account Debtor is not a Governmental Authority, except to the extent the applicable Credit Party is in compliance with terms and conditions to be determined regarding such government Accounts;
(r) no Credit Party is indebted in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by such Credit Party in the ordinary course of its business;
(s) the Account does not arise from services under or related to any warranty obligation of any Credit Party or out of service charges, finance charges or other fees for the time value of money;

(t) the Account does not arise out of, relate to or in any way evidence any rebate or other amounts due to any Credit Party from a vendor of any Credit Party;
(u) the Account is not evidenced by chattel paper, a promissory note or an instrument of any kind, is not secured by any letter of credit and has not been reduced to judgment;
(v) the title of the applicable Credit Party to the Account is absolute and is not subject to any prior assignment, claim, Lien, or security interest, except Permitted Liens;
(w) no bond or other undertaking by a guarantor or surety has been or is required to be obtained, supporting the performance of a Credit Party or any other obligor in respect of any of any Credit Party’s agreements with the Account Debtor;
(x) no bond or other undertaking by a guarantor or surety has been or is required to be obtained, supporting the Account and any of the Account Debtor’s obligations in respect of the Account;
(y) the applicable Credit Party has the full and unqualified right and power to assign and grant a security interest in, and Lien on, the Account to the Lender as security and collateral for the payment of the Obligations;
(z) the Account does not arise out of a contract with, or order from, an Account Debtor that, by its terms, forbids or makes void or unenforceable the assignment or grant of a security interest by any Credit Party to the Lender, of the Account arising from such contract or order;
(aa) the Account is subject to a Lien in favor of the Lender, which Lien is perfected as to the Account by the filing of financing statements and which Lien upon such filing constitutes a first priority security interest and Lien;
(bb) the Inventory giving rise to the Account was not, at the time of the sale thereof, subject to any Lien, except those in favor of the Lender;
(cc) no part of the Account represents a progress billing or a retainage;
(dd) no part of the Account represents billing for any advance deposit received from any customer;
(ee) the Account does not represent any amount owed to any Credit Party by an employee of a Credit Party;
(ff) the records and account of which Account are located in places in which the Borrower maintains records relating to its Accounts;
(gg) the Lender in the good faith exercise of its sole and absolute discretion has not deemed the Account ineligible because of uncertainty as to the creditworthiness of the

Account Debtor or because the Lender otherwise considers the collateral value of such Account to the Lender to be impaired or its ability to realize such value to be insecure; and
(hh) if the Account Debtor is located in a state requiring the filing of a Notice of Business Activities Report or similar report or qualification to transact business in such state in order to permit a Credit Party to seek judicial enforcement in such state of payment of such Account, such Credit Party has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year.
In the event of any dispute under the foregoing criteria, as to whether an Account is, or has ceased to be, an Eligible Account, the decision of the Lender in the good faith exercise of its sole and absolute discretion shall control.
“Eligible Inventories” means the collective reference to Inventory owned by a Credit Party which has been identified and described to the Lender’s reasonable satisfaction and is held for sale in the ordinary course of business, valued at the lower of the net purchase cost or net manufacturing cost or the prevailing market value, excluding, however, any Inventory which consists of:
(a) any Inventory located outside of the United States;
(b) any Inventory in which the Lender cannot perfect the Liens of the Lender under this Agreement by the filing of a financing statement;
(c) any Inventory which is not owned by a Credit Party free and clear of all Liens other than those in favor of the Lender;
(d) any Inventory not in the actual possession of the Credit Party which owns the same, except to the extent such Credit Party holds clear legal title to such Inventory and such Inventory is in transit for less than 45 days, or to the extent provided in clause (e) below;
(e) any Inventory in the possession of a bailee, warehouseman, consignee or similar third party, except to the extent that such bailee, warehouseman, consignee or similar third party has entered into an agreement with the Lender in which such bailee, warehouseman, consignee or similar third party consents and agrees to the Lender’s Lien on such Inventory and to such other terms and conditions as may be required by the Lender, provided, however, that the Lender may in the exercise of its sole and absolute discretion from time to time, permit some or all such Inventory to be included as Eligible Inventories upon the establishment of Reserves acceptable to the Lender;
(f) any Inventory located on premises leased or rented to a Credit Party or otherwise not owned by such Credit Party, unless the Lender has received a waiver and consent from the lessor, landlord and/or owner, in form and substance satisfactory to the Lender and from any mortgagee of such lessor, landlord or owner to the extent required by the Lender;

(g) any Inventory for which a Credit Party has paid a deposit to a vendor or supplier but with respect to which such Credit Party has not yet obtained legal title to and taken delivery of such Inventory;
(h) any Inventory the sale or other disposition of which has given rise to an Account;
(i) any Inventory any portion of which, or any document of title, instrument or chattel paper pertaining to which, has been sold, assigned or otherwise transferred or, is otherwise not in the possession of a Credit Party;
(j) any Inventory which fails to meet all standards and requirements imposed by any Governmental Authority over such Inventory or its production, storage, use or sale;
(k) any supplies, displays, packaging or promotional materials;
(l) any Inventory which the Lender determines, in the exercise of its sole and absolute discretion at any time and in good faith, is not in good condition or is defective, unmerchantable, post-seasonal, slow moving or obsolete and any Inventory shown as excess on the Borrower’s Excess Stock Report;
(m) any Inventory that exceeds one year’s sales of such item of Inventory, as determined by the Lender based on “sku” numbers or other acceptable system of identification, in the good faith exercise of its sole and absolute discretion at any time;
(n) any Inventory being held or shipped by a Credit Party on a consignment or approval basis; and
(o) any Inventory which the Lender in the good faith exercise of its sole and absolute discretion from time to time has deemed to be ineligible because the Lender otherwise considers the collateral value to the Lender to be impaired or its ability to realize such value to be insecure.
In the event of any dispute under the foregoing criteria, as to whether Inventory is, or has ceased to be, Eligible Inventories, the decision of the Lender in the good faith exercise of its sole and absolute discretion shall control.
“Eligible Inventory NOLV” means the net orderly liquidation value, expressed as a percentage, of Eligible Inventories costs (including raw materials, work in process and finished goods as each is determined in accordance with GAAP), as set forth in the annual inventory appraisal provided for in Section 6.16 of this Agreement.
“Eligible Investment Grade Accounts” means Eligible Accounts that, through review and consultation of available market data, have been deemed by the Lender to its reasonable satisfaction to be investment grade.

“Environment” means any water, including, but not limited to, surface water and ground water or water vapor: any land, including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.
“Environmental Laws” means all applicable federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the regulations, rules, ordinances, bylaws, policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.
“Environmental Permits” means all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of the Improvements and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.
“Environmental Report” means written reports provided by Borrower or any other Credit Party to Lender or prepared for the Lender by an environmental consulting or environmental engineering firm, in each case on or prior to the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether incorporated or unincorporated) which together with the Borrower is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.
“Event of Default” means the occurrence of any event described in Section 10.1.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period determined by the Lender to equal the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Financial Statements” means Borrower’s audited consolidated financial statements described in Section 4.6(a)(i).

“Fiscal Month” means a period that constitutes Borrower’s monthly accounting period.
“Fiscal Quarter” means any of the quarterly accounting periods of Borrower ending on or about the end of December, March, June, and September of any Fiscal Year.
“Fiscal Year” means the annual accounting period of Borrower ending on September 30 of each year.
“Fixed Charge Coverage Ratio” means, as of the applicable measurement date for the applicable measurement period, the ratio of (a) EBITDAS, minus Unfinanced Capital Expenditures, minus Tax expense, to (b) the sum of (i) Interest Expense, plus (ii) principal payments due or paid with respect to Debt, plus (iii) payments on all capital lease obligations (including payments related to any sale-leaseback), plus (iv) Distributions (other than Permitted Stock Repurchases). The Fixed Charge Coverage Ratio shall be measured quarterly on a rolling-twelve month basis.
“Forfeiture Action” means any action, including investigations, hearings, and other legal proceedings, before any court, tribunal, commission, or Governmental Authority, agency, or instrumentality, whether domestic or foreign, that may result in seizure of any property or asset.
“GAAP” and “Generally Accepted Accounting Principles” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“GTC” means IEC Electronics Corp-Albuquerque, formerly known as General Technology Corporation, a New Mexico corporation.
“Guaranties” means, collectively, the continuing guaranties executed and delivered to Lender by each Guarantor which guaranty payment of the Obligations, as amended, modified, restated or replaced from time to time, and “Guaranty” means any of the Guaranties.
“Guarantor(s)” means GTC, DRTL and each Subsidiary which becomes a Guarantor pursuant to Section 6.12.
“Hazardous Substances” means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in any Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et. seq.; Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable federal, state, or local law, regulation, rule, ordinance, by-law, policy, guideline, procedure, interpretation, decision, order, or directive, whether existing as of the date hereof, previously enforced or subsequently enacted.
“Improvements” means any and all real property and improvements owned or used by any of the Credit Parties.
“Intellectual Property” means the property described in Section 4.13.
“Interest Expense” means, for the applicable period, all interest paid, capitalized, or accrued, and amortization of debt discount with respect to all Debt determined after giving effect to the net cash cost or benefit associated with Rate Management Transactions net cash benefit or loss.
“Interest Period” means, (i) with respect to any LIBOR Loan other than a Daily LIBOR Loan, the period commencing on the Draw Date or Continuation Date for such LIBOR Loan and ending on the date that shall be the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) of the calendar month that is one (1), two (2), three (3) or six (6) months after the commencement of such period, in accordance with Borrower’s election made pursuant to the terms of this Agreement; provided, however, that if an Interest Period would end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding LIBOR Business Day, and (ii) with respect to a Daily LIBOR Loan, one day, provided, however, that if an Interest Period would end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day.
“Inventory” shall have the meaning set forth in the UCC.
“Investment” of any Person means (a) acquisition of any Capital Security, evidence of Debt or other security or instrument issued by any other Person, (b) any loan, advance or extension of credit to (including guaranties of liabilities of), or any contribution to the capital of, any other Person, (c) any acquisition of assets (other than Inventory or Capital Expenditures in the ordinary course of business) or business from or Capital Security of any other Person, (d) acquisition of a futures contract, or becoming liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, and (e) any other investment in any other Person. An Investment shall be deemed to be “outstanding”, except to the extent that it has been paid or otherwise satisfied in cash or the Person making such Investment has received cash in consideration for the sale thereof, notwithstanding the fact that such Investment may otherwise have been forgiven, released, canceled or otherwise nullified.

“Lender” means Manufacturers and Traders Trust Company, and its successors, legal representatives, and assigns.
“LIBOR” means the rate per annum (rounded upward, if necessary to the nearest 1/16th of 1%) obtained by dividing (i) the one-month, adjusting daily, one-month, two-month, three-month or six-month interest period London Interbank Offered Rate (as applicable in accordance with the LIBOR Rate selected by Borrower) as set and administered by ICE Benchmark Administration Limited (or such other administrator of LIBOR as may be duly authorized by the UK Financial Conduct Authority or such other proper authority from time to time) for United States dollar deposits in the London interbank market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Lender from any broker, quoting service or commonly available source utilized by the Lender by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States residents) on such date to any member bank of the Federal Reserve System. Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Lender’s sole discretion.
“LIBOR Business Day” means any day on which dealings in United States dollar deposits are carried on by banking institutions in London that is also a Business Day.
“LIBOR Loan” means any Loan when and to the extent that the interest rate for such Loan is determined by reference to LIBOR.
“LIBOR Rate” means, as selected by the Borrower for the respective LIBOR Loan, the one-month, two-month, three-month, or six-month LIBOR, each with an Interest Period of equal duration, or for Daily LIBOR Loans, one-month LIBOR, adjusting daily, calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366), and then in each case plus the Applicable Margin; provided that in no event shall the LIBOR Rate be less than one percent (1.0%).
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, assignment or charge of any kind or description and shall include, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial development revenue bonds or pollution control revenue bonds, and the filing of or agreement to give any financing statement under the UCC (or comparable law) of any jurisdiction naming the owner of the asset to which such lien applies as a debtor (other than a filing which does not evidence an outstanding secured obligation, or a commitment to make advances or to incur any other obligation of any kind).
“Loan/Lease Line” means any line of credit made available by the Lender to the Borrower for the purpose of financing equipment purchases, as such line of credit may be amended, modified, restated or replaced from time to time.

“Loans” means, (without duplication) any amount disbursed by the Lender to or on behalf of the Borrower under the Loan Documents, whether such amount constitutes an original disbursement of funds, or the continuation of any amount outstanding.
“Loan Documents” means the Agreement, the Notes, the Security Documents, each of the foregoing as it may be amended, restated, replaced, supplemented or otherwise modified from time to time, and all other agreements, documents and certificates executed with or in favor of the Lender in connection with the Agreement (including any predecessor agreement) or any amendment to the Agreement or to any other Loan Document.
“Mandatory Prepayment” means a prepayment required by Section 3.12(c).
“Material Adverse Effect” means (i) a material adverse effect on the financial condition, performance, business, operations or prospects of the Credit Parties, taken as a whole, (ii) material impairment of the legal ability of any of the Credit Parties to perform its obligations under this Agreement or any of the Loan Documents in any material respect, (iii) any material adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of any Credit Party that is a party thereto, and (iv) material impairment of the rights and remedies of the Lender under this Agreement or any of the Loan Documents, including without limitation impairment or unenforceability of the perfection or priority of any Lien held by the Lender.
“Minimum Borrowing Amount” means (i) for (A) any Daily LIBOR Loan or (B) Base Rate Loan, any whole dollar increment and (ii) for other LIBOR Loans, $1,000,000, with minimum increments thereafter of $500,000.
“Money Market Investments” means (a) any security issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof or having a remaining maturity of not more than 270 days, (b) any certificate of deposit, eurodollar time deposit and banker’s acceptance with remaining maturity of not more than 270 days, any overnight bank deposit, any demand deposit account, in each case with Lender or with any United States commercial bank having capital and surplus in excess of $500,000,000 and rated B or better by Thomson Bankwatch Inc., (c) any repurchase obligation with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, and (d) any commercial paper issued by Lender and any other commercial paper rated A-1 by Standard & Poor’s Rating Group of Prime-1 by Moody’s Investors Service, Inc. and in any case having a remaining maturity of not more than 270 days.
“Mortgage” means the Wayne County Mortgage.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA as to which any of the Credit Parties or any ERISA Affiliate is obligated to make, has made, or will be obligated to make contributions on behalf of participants who are or were employed by any of them.

“Net Cash Proceeds” means (a) in the case of any Casualty Event, the aggregate cash proceeds of insurance (excluding however any insurance proceeds for business interruption or time element loss), condemnation awards and other compensation received by any Person in respect of such Casualty Event less (i) reasonable fees and expenses incurred by such Person in connection therewith, and (ii) contractually required payments of Debt to the extent secured by Liens on the property subject to such Casualty Event and any income or transfer Taxes paid or reasonably estimated by such Person to be payable by such Person as a result of such Casualty Event, and (b) in the case of any Asset Disposition, the aggregate amount of all cash payments and proceeds (including any cash payments made from time to time in respect to the principal amount of any note or similar instrument or agreement providing for or evidencing debt as the deferred purchase price owing from the purchaser of such asset to the applicable Person) received by any Person in connection therewith less (i) reasonable fees and expenses incurred by such Person in connection therewith, (ii) Debt to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee (or holder of the Lien on) such property requires that such Debt be repaid as a condition of such Asset Disposition, and (iii) any income or transfer Taxes paid or reasonably estimated by the Person to be payable by such Person as a result of such Asset Disposition.
“Net Income” means for the applicable period, the net earnings of the Borrower on a consolidated basis, determined in accordance with GAAP on a consistent basis, but excluding:
(a) any gain or loss arising from the sale of capital assets;
(b) any non-cash gain or non-cash loss arising from any write-up or write-down of assets;
(c) net earnings or losses of any Subsidiary of Borrower accrued prior to the date it became a Subsidiary;
(d) net earnings or losses of any Person, substantially all the assets of which have been acquired in any manner by Borrower, realized by such Person prior to the date of such acquisition;
(e) net earnings or losses of any Person in which Borrower has an ownership interest, except any such net earnings which have actually been received by Borrower in the form of cash distributions and except the net earnings or losses of any Guarantor;
(f) any portion of the net earnings of any Subsidiary of Borrower which for any reason is unavailable for payment of dividends to Borrower;
(g) the net earnings or losses of any Person to which any assets of Borrower shall have been sold, transferred or disposed of after the date of such transaction,
(h) the net earnings or losses of any Person into which Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

(i) any gain arising from the acquisition of any securities of Borrower; and
(j) any gain or loss arising from extraordinary items.
“Notes” means the Revolving Credit Note.
“NYFRB” means the Federal Reserve Bank of New York.
“Obligations” means and shall include all of the Credit Parties’ obligations to the Lender and/or to any of Lender’s affiliates of any kind or nature, arising now or in the future under or related to this Agreement and/or the Loan Documents including obligations related to the Notes, overdrafts, Rate Management Transactions, any Loan/Lease Line, credit card transactions, automated transfer transactions, electronic funds transfers, other transactions related to the Credit Parties’ dealings with the Lender, interest accruing after the filing of any petition or assignment in bankruptcy or for reorganization by or against the Credit Parties (whether or not such a claim for such post-petition interest is allowed in the proceedings), fees, charges, expenses, and amount payable with respect to guaranties.
“Organizational Documents” means, as applicable to the particular Person, the certificate or articles of incorporation or formation, bylaws, operating agreement, limited liability company agreement, certificate of partnership, partnership agreement, and other similar documents and agreements related to formation and governance.
“PBGC” means the Pension Benefit Guarantee Corporation and any successor thereto.
“Permitted Acquisitions” means Acquisitions that satisfy each of the following conditions:
(a) no Default or Event of Default exists at the time of the Acquisition or would exist after giving effect to such Acquisition;
(b) the target of the Acquisition (the “Target”) (i) exists in a similar line of business as the Credit Parties, (ii) is a domestic entity and (iii) has an EBITDA greater than $0 for the twelve (12) months ending on the last day of the calendar month that immediately precedes the date of closing of the Acquisition;
(c) the purchase price payable by the Credit Parties in connection with all Permitted Acquisitions from the Closing Date through the satisfaction and payment in full of all of the Obligations and the termination of the Commitment shall not exceed $10,000,000 in the aggregate;
(d) the Unused Availability is greater than fifteen percent (15%) of the Revolving Credit Commitment, after giving pro-forma effect to the Acquisition, for each of the five (5) consecutive Business Days immediately preceding the Acquisition;
(e) the Lender has received a first-priority (other than as to collateral secured by purchase money liens in existence on the date of the Permitted Acquisition) perfected security interest in the assets being acquired from the Target and, if the assets being acquired are, or include, Capital Security, in the underlying assets owned by each entity whose Capital Security is being acquired;
(f) the Lender has received (i) audited financials for the Target for the two fiscal years completed immediately preceding the Acquisition and (ii) any such other financial due diligence as the Lender may reasonably request;
(g) the Lender has completed all legal due diligence, including, without limitation, “know your customer”, Beneficial Ownership and Patriot Act regulations;
(h) the Target has become a Guarantor pursuant to the requirements of Section 6.12 or, if acceptable to the Lender in its sole discretion, has signed a joinder to become a party to the Agreement and has delivered such security documents, and/or joinders to Security Documents, as Lender may request to comply with clause (e) of this definition;
(i) the Lender has a received a certificate from a responsible officer of the Borrower as to the satisfaction of the above conditions; and
(j) Borrower has satisfied such other conditions as the Lender may deem reasonably necessary in connection with an Acquisition.
“Permitted Debt” means Debt described in Section 7.1.
“Permitted Liens” means the following Liens:
(a) liens imposed by any Governmental Authority for Taxes or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower subject to such lien in accordance with GAAP on a consistent basis, provided no tax lien filing, levy, or execution exists in connection therewith;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days, or which are being contested in good faith and by appropriate proceedings;
(c) pledges or deposits under workers’ compensation, unemployment insurance and other social security legislation;
(d) deposits to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e) Liens in favor of Lender, whether securing Debt incurred under this Agreement or otherwise;
(f) purchase money Liens existing at the time of a Permitted Acquisition as described in clause (e) of the definition of Permitted Acquisition; and

(g) Liens listed on Schedule 7.1(c).
“Permitted Stock Repurchases” shall have the meaning set forth in Section 7.5.
“Person” means any individual, sole proprietorship, or other entity of any kind or nature including any corporation, partnership, trust, unincorporated organization, limited liability company, unlimited liability company, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.
“Plan” means any employee benefit plan, program, arrangement, practice or contract, maintained by or on behalf of a Borrower or an ERISA Affiliate, which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written, including but not limited to the following types of plans:
(a) Executive Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance, “golden parachute”, “rabbi trust”, or other executive compensation plan, program, contract, arrangement or practice;
(b) ERISA Plans - any “employee benefit plan” as defined in ERISA, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and
(c) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.
“Prime Rate” means the rate of interest announced by the Lender from time to time at its Principal Office as its prime commercial lending rate, which rate is not intended to be the lowest rate of interest charged by Lender to its borrowers.
“Principal Office” means the Lender’s office at 180 South Clinton Avenue, Suite 700, Rochester, New York 14604.
“Prior Closing Date” means December 14, 2015.
“Quarterly Covenant Compliance Sheet” or “QCC Sheet” means the covenant compliance sheet delivered on a quarterly basis by Borrower to Lender, in substantially the form of Exhibit A attached hereto, including a certificate executed by the Chief Financial Officer, Chief Executive Officer or other authorized officer to which Lender may consent in its sole discretion, in each case, of Borrower certifying that no Event of Default or Default has occurred (or if one has occurred, identifying the same) and certifying to the accuracy of an attached schedule showing computation of financial covenants contained in Article 8 hereof.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by any Credit Party which is an interest rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Release” has the same meaning as given to that term in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto
“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.
“Reserves” means the collective reference to reserves, in amounts and with respect to such matters, as the Lender in its reasonable discretion shall deem necessary or appropriate to establish against the Borrowing Base, including, without limitation, reserves with respect to (a) sums that any one or more of the Credit Parties is required to pay (such as taxes, assessments, amounts due with respect to or under ERISA, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any provision of this Agreement or any of the other Loan Documents, (b) increases in the Credit Parties’ dilution percentage above 5% (or 3.33% in the case of Eligible Accounts to which a 90% advance rate applies) obtained by dividing (i) the sum of non-cash credits against accounts (including, but not limited to returns, adjustments and rebates) of the Credit Parties’, plus pending or probable, but not yet applied, non-cash credits against accounts of the Credit Parties’ for such period, as determined by Lender in its sole discretion by (ii) gross invoiced sales of the Credit Parties’ for such period; (c) three months’ or other appropriate level of rent on any rental or warehouse locations in which Inventory is stored, and for which the Credit Parties have failed to provide the Lender with a satisfactory executed landlord’s waiver or warehouseman’s waiver, provided that the value of such Inventory in excess of such reserve shall not be excluded from Eligible Inventories on account of such failure; (d) amounts owing by any one or more of the Credit Parties to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust the Lender in its discretion deems likely to have a priority superior to Liens of the Lender (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in all or any part of the Collateral; it being understood and agreed that Reserves are established solely for the benefit of the Lender and that no other Person, including, without limitation, any Credit Party, shall have any rights or interests with respect to the establishment or failure to establish Reserves; (e) all stand-by letters of credit in an amount equal to 100% of the face value of the outstanding letters of credit; (f) all commercial letters of credit in an amount equal to the inverse of the Inventory advance rate then in effect multiplied by the amount of commercial letters of credit outstanding; (g) an amount equal to the dollar amount of held or issued checks held or outstanding for more than 20 days; (h) an amount equal to the dollar amount of accounts payable or specified accruals (such as accruals for taxes, rent, payroll and/or pension accruals) more than the greater of 60 days past due or 90 days past invoice date or recordation date not having extended terms; and (i) such other amounts as may be reasonably established by Lender from time to time.
“Revolving Credit Commitment” means the Revolving Credit Commitment described in Section 2.1.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Section 2.1 of this Agreement.
“Revolving Credit Loan(s)” means a Loan or Loans made by the Lender to Borrower under the Revolving Credit Facility.
“Revolving Credit Note” means the Eighth Amended and Restated Revolving Credit Note described in Section 2.4, as such note may be amended, modified, restated or replaced from time to time.
“Revolving Credit Termination Date” means June 4, 2023.
“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.
“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, Office of Foreign Assets Control), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Security Agreement” means the Second Amended and Restated General Security Agreement dated as of the Closing Date, made by Borrower, DRTL and GTC in favor of Lender, including any supplements thereto, as the same may be amended, modified, restated or replaced from time to time.
“Security Documents” means those documents listed on Schedule 1.1(A), as each may be reaffirmed, amended, modified, supplemented or replaced from time to time.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“sole discretion”, “sole and absolute discretion”, “reasonable discretion”, “reasonable opinion” of the Lender means such a determination made in good faith.
“Springing Period” means that period of time commencing when the Unused Availability shall have been less than twelve-and-one-half percent (12.5%) of the Revolving Credit Commitment for three (3) consecutive Business Days and ending when the Unused Availability shall have been greater than or equal to twelve-and-one-half percent (12.5%) of the Revolving Credit Commitment for thirty (30) consecutive Business Days.
“Subsidiary” means any Person, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements in accordance with GAAP (including among others consolidated subsidiaries of consolidated subsidiaries).
“Sweep Service” means, collectively, one or more arrangements between Lender and the Borrower pursuant to which Lender automatically, and without requiring any Request, advances Loans to one or more deposit accounts of Borrower to fund obligations of the Borrower and/or sweeps funds from deposit accounts of Borrower to repay such Loans. Any Sweep Service may be terminated or suspended by Lender in accordance with the separate terms governing the same.
“Tax” means any federal, state, provincial, or foreign tax (including withholding tax), assessment, or other governmental charge (including penalties and interest) upon a Person or upon its assets, revenues, income, or profits.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Trademark Security Agreements” means the Trademark Collateral Security and Pledge Agreement listed on Schedule 1.1(A), and any similar document delivered by any Credit Party, as amended, modified, restated or replaced from time to time.
“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Lender’s Lien on any Collateral.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unfinanced Capital Expenditures” means all Capital Expenditures other than (i) Capital Expenditures financed by the Lender (but excluding for this definition any Capital Expenditures financed with the proceeds of a Revolving Credit Loan), (ii) Capital Expenditures financed with Debt (other than the Loans) permitted under this Agreement or Debt to which the Lender consents in writing, and (iii) any Capital Expenditure to the extent financed with proceeds received in cash with grants from any Governmental Authority.
“Unused Availability” means, at any time, (a) the lesser of (x) the Revolving Credit Commitment and (y) the Borrowing Base minus (b) the sum of all then outstanding Revolving Credit Loans.
“Wayne County Mortgage” means the Mortgage in favor of the Lender made by the Borrower covering the premises described therein located in Wayne County, New York dated as of July 30, 2015, as amended and restated on December 14, 2015, as the same may be amended, modified, restated or replaced from time to time.
1.2 Interpretation. This Agreement has been prepared in cooperation by counsel for each of the parties, and shall not be construed as against any particular party as drafter. Unless otherwise expressly provided in this Agreement, the following interpretations shall apply:
(a) references in this Agreement to statutes shall include any amendments of the same and any rules and regulations promulgated thereunder,
(b) references to Persons include their permitted successors and assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities,
(c) references to agreements (including exhibits and schedules thereto) include amendments, assignments, and restatements provided that such amendments, assignments, and restatements are not prohibited by the Loan Documents,
(d) references to specific sections, articles, annexes, schedules, and exhibits are to this Agreement,
(e) any pronoun shall include the corresponding masculine, feminine and neuter forms,
(f) the singular includes the plural and the plural includes the singular,
(g) the words, “including”, “include”, and “includes” shall be deemed to be followed by the words “without limitation”,
(h) each authorization herein shall be deemed irrevocable and coupled with an interest,
(i) obligations or liabilities of the Credit Parties, or any of them, to which this Agreement makes reference shall be joint and several,
(j) accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with GAAP, and

(k) captions and headings are for ease of reference only and shall not affect the construction hereof.
ARTICLE 2 - REVOLVING CREDIT FACILITY
2.1 Revolving Credit Commitment.
(a) The Lender agrees, subject to Section 2.2 and the other terms and conditions hereinafter set forth, to make Revolving Credit Loans to the Borrower from time to time during the period from the Closing Date up to but not including the Revolving Credit Termination Date in an aggregate principal amount not to exceed at any time outstanding the amount of $45,000,000 (as such amount may be increased from time to time in accordance with Section 2.1(b), the “Revolving Credit Commitment”). During the period from the Closing Date to the Revolving Credit Termination Date, within the limits of the Revolving Credit Commitment and subject to Section 2.2, the Borrower may borrow, prepay pursuant to Section 2.5, and reborrow under this Section 2.1.
        (b) The Borrower may request the Lender increase the Revolving Credit Commitment from $45,000,000 to up to $55,000,000 in minimum amounts of $5,000,000 (each such increase of the Revolving Credit Commitment, an “Increase”) within thirty-six (36) months of the Closing Date by executing and delivering a Facility Increase Request in the form attached hereto as Exhibit C; provided that each of the following shall have been complied with before any such Increase becomes effective:
         (i) the Borrower may not exercise this feature more than twice during such thirty-six (36) month period;
         (ii) Lender shall not be required to participate in any such Increase;
         (iii) no Default or Event of Default exists or shall exist after giving effect to the Increase, and no material adverse change in the financial condition, performance, business, operations or prospects of the Credit Parties, taken as a whole shall have occurred since the Closing Date;
         (iv) the Borrower shall have demonstrated to Lender pro forma compliance with all financial covenants after giving effect to such Increase;
         (v) the maturity date of any Increase shall be the Revolving Credit Termination Date;
         (vi)  the Increase shall be made on substantially the same terms as the Revolving Credit Loans set forth herein; and
        (vii) Borrower shall have delivered to Lender such certificates and other evidence of compliance with the foregoing as Lender may request and Lender shall have confirmed in writing to Borrower the effectiveness of the Increase.

2.2 Borrowing Base. Notwithstanding the provisions of Section 2.1, the aggregate principal amount of all outstanding Revolving Credit Loans shall not exceed the lesser of the Borrowing Base and the Revolving Credit Commitment.
At any time that the Borrower becomes aware or receives notice (oral or written) that the aggregate principal amount of all outstanding Revolving Credit Loans exceeds the lesser of the Borrowing Base or the Revolving Credit Commitment, the Borrower shall immediate prepay a portion of the Revolving Credit Loans that is at least the amount of such excess pursuant to Section 2.5 hereof.
2.3 Interest.
(a) Interest shall accrue each day on each LIBOR Loan from and including the first day of each Interest Period applicable thereto until, but not including, the last day of each such Interest Period or the day the LIBOR Loan is paid in full (if sooner) at a rate per annum (calculated on the basis of a 360-day year for the actual number of days elapsed) equal to the LIBOR Rate, as determined using LIBOR in effect on the following dates, as applicable:
(i) for LIBOR Loans other than Daily LIBOR Loans, (A) for new LIBOR Loans, two (2) LIBOR Business Days before the Draw Date; (B) for continuations of and conversions to LIBOR Loans, the LIBOR Business Day the Lender receives (or is deemed to receive) the required Notice in accordance with the terms of this Agreement; (C) for LIBOR Loans where the Automatic Continuation Option is in effect, the applicable Automatic Adjustment Rate Determination Date for such LIBOR Loan, and
(ii) for Daily LIBOR Loans, at a rate per annum equal to the LIBOR Rate in effect each day (or if such day is not a LIBOR Business Day, as fixed in the same manner on the immediately preceding LIBOR Business Day, which day’s rate shall, unless otherwise provided for, apply to the immediately succeeding non-LIBOR Business Days).
(b) Interest shall accrue on each Base Rate Loan from and including the first date a Loan is advanced as, or becomes, a Base Rate Loan to, but not including, the day such Base Rate Loan is paid in full or converted to a LIBOR Loan, at the rate per annum (calculated on the basis of a 360-day year for the actual number of days elapsed) equal to the Base Rate. Any change in the Base Rate shall be effective on the date of such change.
2.4 Revolving Credit Note. Borrower’s obligation to repay the Revolving Credit Loans is evidenced by the Revolving Credit Note in substantially the form attached as Exhibit B to this Agreement, in favor of Lender in the aggregate principal amount of Lender’s Revolving Credit Commitment.
2.5 Payments.
(a) Interest shall be paid, in the case of LIBOR Loans other than Daily LIBOR Loans on the earlier of (i) the last day of the applicable Interest Period, but at least every month or (ii) three (3) months after the Draw Date or continuation or conversion date as the case may be, and in the case of Daily LIBOR Loans and Base Rate Loans in arrears on the first

Business Day of every month. All accrued and unpaid interest shall be due and payable on the Revolving Credit Termination Date.
(b) All Revolving Credit Loans shall be repaid in full on the Revolving Credit Termination Date.
(c) At any time that the Borrower becomes aware or receives notice (oral or written) that the outstanding principal amount of all Revolving Credit Loans exceeds the Borrowing Base, Borrower shall immediately prepay that portion of the Revolving Credit Loans that is necessary to comply with the provisions of Section 2.2.
2.6 Unused Commitment Fee. Borrower agrees to pay to the Lender the Applicable Unused Fee on the average amount of the Revolving Credit Commitment unused during each Fiscal Quarter. Such fee shall be payable monthly in arrears and the Lender is hereby authorized to charge Borrower’s account with Lender for the amount of such fee, and the Lender will deliver to Borrower an invoice setting forth the amount of such fee and the basis upon which it was calculated no later than two (2) Business Days after such fee is so charged.
2.7 Use of Proceeds. Proceeds of the Revolving Credit Loans shall be used for the refinancing of the indebtedness made available by Lender to Borrower under the Prior Agreement and for the Borrower’s working capital needs and general corporate purposes, including Permitted Acquisitions.
ARTICLE 3 - CERTAIN GENERAL PROVISIONS
3.1 Notice and Manner of Borrowing; Continuations, Conversions and Funding.
(a) General Requirements.
(i) Each Revolving Credit Loan advanced hereunder shall be in the form of a LIBOR Loan or Base Rate Loan, at the option of the Borrower; provided, that if Borrower uses a Sweep Service, then Daily LIBOR will apply with respect to any LIBOR Loan drawn pursuant to such Sweep Service.
(ii) The Lender may make any Revolving Credit Loan in reliance upon any oral, telephonic, written, teletransmitted or other request (the “Request(s)”) that the Lender in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by an authorized person. The Lender may act on the Request of any authorized person until the Lender shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such authorized person. The Lender shall incur no liability to Borrower or to any other person as a direct or indirect result of making any Revolving Credit Loan pursuant to this subsection.
(iii) Not including Daily LIBOR Loans, at any one time no more than five (5) LIBOR Rate tranches may be outstanding under the Revolving Credit Facility.
(b) Requests for Loans. Unless a Sweep Service is in effect, in which case Borrower shall be deemed to have made a Request for a Daily LIBOR Loan or, if LIBOR Loans are unavailable, a Base Rate Loan, in the relevant amount, Borrower shall give the Lender its irrevocable Request for each Loan specifying:
(i) the Draw Date for the Loan, which may be the same day for Daily LIBOR Loans and Base Rate Loans, provided such Request for Daily LIBOR Loans or Base Rate Loans is received by Lender by 2:00 p.m. (New York time) on a Business Day, and which must be at least two (2) Business Days following receipt of the Request for other LIBOR Loans and at least one (1) Business Day following the date of the Request for Base Rate Loans. If a Request for other LIBOR Loans is received by Lender after 2:00 p.m. (New York time) on any Business Day, such Request will be deemed to have been received on the next Business Day;
(ii) the aggregate amount of such Loan, which amount shall not be less than the Minimum Borrowing Amount;
(iii) whether such Loan shall be a LIBOR Loan or Base Rate Loan and, in the case of a LIBOR Loan other than a Daily LIBOR Loan, the corresponding Interest Period duration; and
(iv) whether the Automatic Continuation Option will be in effect for a LIBOR Loan unless the Request is for a Daily LIBOR Loan. The Automatic Continuation Option shall be in effect for each Daily LIBOR Loan and for each other LIBOR Loan unless otherwise specified by Borrower in writing.
(c) Delivery of Requests and Notices. Delivery of a Notice or Request for a Loan shall be made to the Lender at the address for notices in Section 11.4, or such other address designated by the Lender from time to time.
(d) Continuation Elections. An authorized Person may, upon irrevocable Request to the Lender in accordance with Section 3.1(e) below, elect to continue, as of the last day of the applicable Interest Period, any portion (subject to the Minimum Borrowing Amount limitation) or all of any LIBOR Loan with the same or a different Interest Period, provided no partial continuation of a LIBOR Loan with a different Interest Period shall reduce the outstanding principal amount of the remaining LIBOR Loan with the same Interest Period to less than the Minimum Borrowing Amount.
(e) Notice of Continuation.
(i) For an election under Section 3.1(d) above, an authorized person must deliver to the Lender, by 2:00 p.m. (New York time) on a Business Day, a written notice for an election under Section 3.1(d) (a “Notice”), specifying:
(A) the aggregate amount of each LIBOR Loan to be continued;
(B) the applicable LIBOR Rate selection and corresponding Interest Period duration for each LIBOR Loan to be continued; and

(C) whether the Automatic Continuation Option will be in effect for such LIBOR Loan. The Automatic Continuation Option shall be in effect for each LIBOR Loan, unless otherwise specified by Borrower in writing.
(ii) For any election in accordance with Section 3.1(d) above, the Continuation Date shall be the later of (A) the last day of the applicable Interest Period, or (B) two (2) LIBOR Business Days (unless a shorter period is permitted by Lender in its sole discretion) following the date the Lender receives the Notice of Continuation. If a Notice is received after 2:00 p.m. (New York time) on any Business Day, such Notice will be deemed to have been received on the next Business Day. Accordingly, as an example, if Borrower has a LIBOR Loan with a one-month Interest Period ending on June 15 and wants to continue the LIBOR Loan with a two- month Interest Period, Borrower must deliver to the Lender an appropriate Notice of Continuation by no later than 2:00 p.m. (New York time) on June 13 (assuming that June 13 is a Business Day and June 14 and 15 are LIBOR Business Days).
(iii) For LIBOR Loans with the Automatic Continuation Option in effect, the Lender shall, at the end of each Interest Period, automatically continue such LIBOR Loan with the same Interest Period unless a contrary Notice has been received.
(iv) The Lender may take action on any Notice in reliance upon any oral, telephonic, written or teletransmitted Notice that the Lender in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by an authorized person. No Notice may be delivered by e-mail. The Lender may act on the Notice from any authorized person until the Lender shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such authorized person. The Lender shall incur no liability to Borrower or to any other person as a direct or indirect result of acting on any Notice under this Agreement. The Lender, in its sole discretion, may reject any Notice that is incomplete.
(f) Expiration of Interest Period. With respect to any LIBOR Loan for which an Automatic Continuation Option is not in effect, if Borrower does not deliver to the Lender an appropriate Notice of Continuation (in accordance with the terms hereof) at least two (2) LIBOR Business Days before the end of an Interest Period, the Lender shall have the right (but not the obligation) to immediately, and without notice, convert such LIBOR Loan into a Daily LIBOR Loan and such Loan shall continue as a Daily LIBOR Loan until two (2) LIBOR Business Days after the Lender receives an appropriate Notice under Section 3.1(e) electing a different Interest Period. A Notice of Continuation received one (1) LIBOR Business Day before the end of an Interest Period may not effectuate a continuation of such Loan as a LIBOR Loan as of the last day of the Interest Period. Rather, such LIBOR Loan may be converted (in the manner described above) to a Daily LIBOR Loan on the last day of the Interest Period. Such Notice of Continuation, however, will be deemed to be a Notice that will be effective two (2) LIBOR Business Days from the date it is received (or deemed to be received) by the Lender.
(g) Conversion upon Default. Unless the Lender shall otherwise consent in writing, if (i) Borrower fails to pay when due, in whole or in part, the Obligations, or (ii) there exists any Event of Default or other Default with respect to which Lender has given a required notice of default as a precondition to the occurrence of an Event of Default, no conversion or continuation elections by the Borrower shall be permitted, and the Lender, in its sole discretion, may (i) permit any outstanding LIBOR Loan to continue until the last day of the applicable Interest Period at which time such Loan shall automatically be converted into a Base Rate Loan or (ii) convert any outstanding LIBOR Loan into a Base Rate Loan before the end of the applicable Interest Period applicable to such LIBOR Loan. Nothing herein shall be construed to be a waiver by the Lender to have any Loan accrue interest at the Default Rate or the right of the Lender to charge and collect Breakage Costs.
3.2 Method of Payment. Borrower shall make each payment under this Agreement and the Notes not later than 3:00 p.m. (New York time) on the date when due in lawful money of the United States to the Lender at its Principal Office in immediately available funds. Borrower hereby authorizes the Lender, if and to the extent payment is not made when due under this Agreement and the Notes, to charge from time to time against any account of Borrower with the Lender any amount as due.
3.3 Illegality. If the Lender shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a Governmental Authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful for the Lender to make Loans whose interest is determined by reference to LIBOR, or to determine or charge interest rates based upon LIBOR, then, on notice thereof by the Lender to Borrower, (a) the Lender may suspend the making of LIBOR Loans until the Lender shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist and (b) if such notice asserts the illegality of the Lender making or maintaining Loans the interest rate on which is determined by reference to the LIBOR component of the Base Rate, the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the LIBOR component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall prepay in full all LIBOR Loans then outstanding, together with accrued interest, or convert such LIBOR Loans to Base Rate Loans, either on the last date of the Interest Period thereof if the Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Loans and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon LIBOR, the Lender shall during the period of such suspension compute the Base Rate without reference to the LIBOR component thereof until the Lender determines that it is no longer illegal for the Lender to determine or charge interest rates based upon LIBOR. If Borrower is required to prepay any LIBOR Loan immediately as set forth in this subsection, then concurrently with such prepayment, Borrower may borrow from the Lender, in the amount of such repayment, a Base Rate Loan (the interest rate on which Base Rate Loan shall, if necessary to avoid such illegality, be determined by the Lender without reference to the LIBOR component of the Base Rate). Upon any such prepayment or conversion under this Section, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.6.
3.4 Inability to Determine Rates. If the Lender shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest

Period with respect to a proposed LIBOR Loan, the Lender will give notice of such determination to Borrower. Thereafter, the Lender may not make or maintain LIBOR Loans, as the case may be, hereunder until the Lender revokes such notice in writing. Upon receipt of such notice, Borrower may revoke any pending Request or notice with respect to a LIBOR Loan. If Borrower does not revoke such Request or notice, the Lender may make, or continue the Loans, as proposed by Borrower, in the amount specified in the applicable request or notice submitted by Borrower, but such Loans shall be made or continued as Base Rate Loans instead of LIBOR Loans, as the case may be.
3.5 Increased Cost. If the Lender shall determine that due to either (a) the introduction of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR) in or in the interpretation of any requirement of law, or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining any Loans, then Borrower shall be liable for, and shall from time to time, upon demand therefor by the Lender, pay to the Lender such additional amounts as are sufficient to compensate the Lender for such increased costs. Without limitation, the LIBOR Rate shall be adjusted by dividing LIBOR by a percentage equal to 100% minus the stated maximum rate of all reserves, if any, required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States residents) on the applicable date by any member bank of the Federal Reserve System.
3.6 Breakage Costs. Upon notice to Borrower from the Lender, Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, liability, funding loss, or expense (in each case whether by reason of any reduction in yield, the liquidation or reemployment of any deposit or other funds acquired by the Lender, the fixing of any interest rate payable on LIBOR Loans, or otherwise) (“Breakage Costs”) incurred directly or indirectly as a result of:
(a) any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to acceleration of the Loans; or
(b) any failure by Borrower to borrow or convert a LIBOR Loan on the date for borrowing or conversion specified in the relevant notice under Section 3.1, or
(c) any failure by Borrower to pay a LIBOR Loan on any date for payment specified in Borrower’s written notice of intention to pay such LIBOR Loan, or
(d) other event pursuant to which a LIBOR Loan is converted to a Base Rate Loan.
3.7 Administrative Expenses. Borrower shall pay any reasonable fees, expenses and disbursements, including reasonable fees and expenses of the Lender’s counsel, of the Lender related to this Agreement, the Obligations, the perfection and protection of any collateral security required hereunder, the transactions contemplated by this Agreement, and the review, arrangement, completion documentation, amendment and administration of this Agreement and the Obligations, including, but not limited to, the cost of principal background checks, flood certifications, ongoing field examination expenses and all costs associated with the appraisal of inventory collateral. Such payments shall be due on the Closing Date and thereafter on demand as incurred by the Lender.
3.8 Collection Costs. At the request of the Lender, Borrower shall promptly pay any reasonable fees, expenses and disbursements, including reasonable legal fees, of the Lender in connection with collection of any of the Obligations or protection, defense and enforcement of any of the Lender’s rights hereunder or under the Loan Documents. This obligation shall survive the payment of any Notes executed hereunder. The Lender may apply any payments of any nature received by it first to the payment of Obligations under this Section 3.8, notwithstanding any conflicting provision contained in this Agreement or any other agreement with the Borrower.
3.9 Default Interest Rate. Upon the occurrence of an Event of Default, notwithstanding anything else herein, the rate of interest on each of the Obligations shall be automatically increased to a rate at all times equal to three percentage points (3%) above the rate of interest otherwise in effect unless otherwise agreed by Lender in its sole discretion in writing, such increased rate to remain in effect through and including the satisfaction and payment in full of all of the Obligations and the termination of the Commitment, or written waiver of such Event of Default by the Lender.
3.10 Late Payment Fees. Payments of principal and/or interest not made in full before the date five (5) Business Days after the date due shall be subject to a processing charge of five percent (5%) of the payment due.
3.11 Payment of Fees. Borrower hereby authorizes the Lender to withdraw an amount equal to the fees which are due and payable hereunder from any of its accounts with the Lender if not paid on the due date for such fees. The Lender shall make a good faith effort to advise the Borrower of any such withdrawals in advance, provided, however, that failure by the Lender to give the Borrower such advice shall not prevent the Lender from making any such withdrawals under this Section 3.11 or subject the Lender to any liability hereunder.
3.12 Prepayments.
(a) LIBOR Loans are prepayable only at the end of the respective applicable Interest Periods, and Breakage Costs will apply to any payment of principal for any reason during an applicable Interest Period, including without limitation by reason of acceleration. Prepayments of Base Rate Loans may be made without premium or penalty.
(b) The Lender reserves the right to require reasonable advance notice for all prepayments of Loans.
(c) Mandatory principal prepayments of the Revolving Credit Loans shall be made within five (5) Business Days after the date received by any Credit Party of, and in an amount equal to, (i) one hundred percent (100%) of Net Cash Proceeds of any Asset Disposition outside of the ordinary course of business if the aggregate Net Cash Proceeds exceed $100,000 (cumulatively and in the aggregate), and (ii) one hundred percent (100%) of the Net Cash Proceeds from any Casualty Event, provided, however, that any Loans to which a Rate Management Transaction applies at the time of such prepayment shall, to the extent of such Rate Management Transaction, not be subject to mandatory prepayment unless an Event of Default has occurred and is then continuing.
(d) If by reason of an Event of Default the Lender elects to declare the Obligations to be immediately due and payable and/or to reduce or terminate the Commitment, then any Breakage Costs shall become due and payable in the same manner as though the Borrower had voluntarily prepaid the Notes.
3.13 Obligations Related to Rate Management Transactions. In the event that the Borrower enters into any Rate Management Transaction with the Lender, any obligations of Borrower to Lender pursuant to such agreement shall be treated as part of the Obligations and secured by all collateral for and covered by all guarantees of the Obligations to the full extent thereof, and may be included in any judgment in any proceeding instituted by the Lender.
3.14 Payments Due on Non-Business Days. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payments shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding LIBOR Business Day.
3.15 Collateral Monitoring Fee. So long as any Obligations shall be outstanding, the Commitment shall be in effect, or this Agreement shall remain in effect, Borrower shall pay to Lender a monthly collateral monitoring fee in the amount of $1,000 per month, in arrears, on the first day of each calendar month.
3.16 Effect of Benchmark Transition Event.
(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other agreement related hereto, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Lender may unilaterally amend the terms hereof to replace LIBOR with a Benchmark Replacement. Any such amendment will become effective as soon as practicable for the Lender and upon notice to the Borrower, without any further action or consent of the Borrower, except that with respect to any amendment pursuant to an Early Opt-in Election, such amendment will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Lender has provided such proposed amendment to the Borrower, so long as the Lender has not received, by such time, written notice of objection to such amendment from the Borrower. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” (“this Section”) will occur prior to the applicable Benchmark Transition Start Date. Borrower shall pay all out-of-pocket costs (including reasonable attorney fees) incurred by the Lender in connection with any amendment and related actions contemplated in this Section.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other agreement related hereto, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower. The Lender shall not be liable to the Borrower for any Benchmark Replacement Conforming Changes made by the Lender in good faith.
(c) Notices; Standards for Decisions and Determinations. The Lender will endeavor to promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section, including, without limitation, any determination with respect to a tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding on the Lender absent manifest error, and may be made in the Lender’s sole discretion and without consent from the Borrower (except, in each case, as expressly required pursuant to this Section) and shall not be a basis of any claim of liability of any kind or nature against the Lender, all such claims being hereby waived by the Borrower.
(d) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke (as applicable) any request for an advance/ borrowing of, conversion to, or continuation of a LIBOR-based Loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request (as applicable) into a request for an advance/borrowing of or conversion to a Loan that shall accrue interest at the Base Rate. During any Benchmark Unavailability Period, the component of the Base Rate based upon LIBOR (if any) will not be used in any determination of the Base Rate.
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF BORROWER
The Borrower represents and warrants to the Lender as follows:
4.1 Organization and Power.
(a) Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, as applicable, and is duly qualified to transact business and in good standing in all other states and jurisdictions in which it is required to qualify or in which failure to qualify could have a Material Adverse Effect. The jurisdictions of formation and qualification for each of the Credit Parties are described in Schedule 4.1.
(b) Each of the Credit Parties has full power and authority to own its properties, to carry on its business as now being conducted, to execute, deliver and perform the

Agreement and all related documents and instruments, and to consummate the transactions contemplated hereby.
4.2 Proceedings of Borrower.
(a) All necessary action on the part of the Credit Parties relating to authorization of the execution and delivery of this Agreement and all related documents and instruments, and the performance of the Obligations of the Credit Parties, hereunder and thereunder has been taken. This Agreement and all related documents and instruments constitute legal, valid and binding obligations of the Credit Parties, as applicable, enforceable in accordance with their respective terms.
(b) The execution and delivery by the Borrower of this Agreement and all related documents and agreements, and the performance by each of the Credit Parties of their respective obligations under this Agreement, the Notes, the Security Documents and all related documents and agreements will not violate any provision of law or their respective Organization Documents. The execution, delivery and performance of this Agreement, the Security Documents and all related documents and agreements, and the consummation of the transactions contemplated hereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which any of the Credit Parties is a party or by which any of its properties is bound, or any order, writ, injunction, or decree of any court or governmental instrumentality, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of its properties, and do not require the consent or approval of any Governmental Authority.
4.3 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the date of this Agreement or as otherwise required hereby and which remain in full force and effect on the date of this Agreement), or exemption by, any Governmental Authority, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Loan Document or the legality, validity, binding effect or enforceability of any such Loan Document.
4.4 Capitalization. All of the outstanding Capital Securities of Borrower are duly authorized, validly issued and fully paid. All of the Capital Securities of each of Borrower’s Subsidiaries are owned by Borrower or a Subsidiary of Borrower.
4.5 Litigation. Except as set forth on Schedule 4.5, there is no action, suit or proceeding at law or in equity by or before any court or any federal, state, municipal or other governmental department, commission, board, bureau, instrumentality or other agency, domestic or foreign, pending or, to the knowledge of the Credit Parties, threatened against or affecting the Credit Parties that brings into question the legality, validity or enforceability of this Agreement or the transactions contemplated hereby or that, if adversely determined, is not adequately covered by insurance or would have a Material Adverse Effect.
4.6 Financial Statements and Condition.

(a) (i) The audited consolidated balance sheets of Borrower as of and for the Fiscal Year ended September 30, 2019, and the related statements of operation, stockholders equity and cash flows (including supporting footnote disclosures) for the Fiscal Years then ended, with the opinion of Deloitte & Touche LLP, have been prepared in accordance with GAAP consistently applied throughout the periods indicated, are true and correct in all material respects and present fairly the financial condition of IEC, GTC and DRTL at the date of said financial statements and the results of operations for the Fiscal Year then ended. The financial statements described in this Section 4.6(a)(i) are collectively called the “Financial Statements”. The Credit Parties as of such dates did not have any significant liabilities, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments which were not disclosed by or reserved against in the Financial Statements, and at the present time there are no material unrealized or anticipated losses from any unfavorable commitments of the Credit Parties and (ii) the unaudited consolidated balance sheets of Borrower as of and for the Fiscal Year ended September 30, 2019, and the related statements of operation, stockholders equity and cash flows for the Fiscal Years then ended, have been prepared by Borrower in accordance with GAAP consistently applied throughout the periods indicated, are true and correct in all material respects and present fairly the financial condition of IEC, GTC and DRTL at the date of said financial statements and the results of operations for the Fiscal Year then ended. The unaudited financial statements described in this Section 4.6(a)(ii) are collectively called the “Unaudited Financial Statements.”
(b) On and as of the date of this Agreement, and after giving effect to all Debt (including the Loans) and Liens created by the Credit Parties in connection herewith, (i) the sum of the assets, at a fair valuation, of the Borrower (standing alone) and the Credit Parties (taken as a whole) will exceed its and their debts, (ii) the Borrower (standing alone) and the Credit Parties (taken as a whole) has and have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their ability to pay such debts as such debts mature, and (iii) the Borrower (standing alone) and the Credit Parties (taken as a whole) will have sufficient capital with which to conduct its and their respective businesses. For purposes of this Section 4.6(b), “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
4.7 Material Adverse Changes. As of the date of this Agreement, since September 30, 2019 there has been no Material Adverse Effect, except for changes disclosed prior to the date of this Agreement by the Borrower either (i) in writing to the Lender or (ii) in the Borrower’s filings with the Securities and Exchange Commission.
4.8 Taxes. Each of the Credit Parties has filed or caused to be filed when due all federal tax returns or extensions and all state and local tax returns or extensions that are required to be filed, and has paid or caused to be paid all Taxes as shown on said returns or any assessment received. The filed returns accurately reflect in all material respects all liability for Taxes of the Credit Parties, as applicable, for the periods covered thereby. Each of the Credit Parties has paid all material Taxes payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the Unaudited Financial Statements of the Credit Parties in accordance with GAAP. As of the date of this Agreement, none of the Credit Parties’ tax returns are being audited and none of the Credit Parties have been notified of any intention by any taxing authority to conduct such an audit.
4.9 Properties; Liens. Except as would not have a Material Adverse Effect, (a) the Credit Parties have good and marketable title to all of their properties and assets, including without limitation, the properties and assets reflected in the Unaudited Financial Statements free and clear of all Liens, except for Permitted Liens, and (b) the Credit Parties have a valid leasehold estate and undisturbed peaceable possession under all leases under which they are operating, all of which are in full force and effect and none of which contain unusual or burdensome provisions that may materially adversely affect the operations of the Credit Parties.
4.10 Debt. Except for Permitted Debt, the Credit Parties have no outstanding Debt.
4.11 Franchises; Permits. Each of the Credit Parties has obtained and is in compliance with all licenses, permits, franchises, and governmental authorizations necessary for the ownership of its properties and the conduct of its business, for which failure to comply could reasonably be expected to have a Material Adverse Effect.
4.12 Compliance With Law.
(a) None of the Credit Parties is in violation of any laws, ordinances, governmental rules, requirements, or regulations, or any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which it is subject which violation could reasonably be expected to have a Material Adverse Effect.
(b) To the extent applicable, each of the Credit Parties is in compliance with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act, except in each case such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c) Neither the Borrower nor any of the Credit Parties, nor, to the knowledge of the Borrower, any director, officer, agent, employee (whether full time or contract), representative or other person acting on behalf of the Credit Parties has, in the course of its actions for, or on behalf of, the Credit Parties, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government Person or employee (whether full time or contract) from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government Person or employee (whether full time or contract).
(d) To the knowledge of the Borrower, no part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.13 Intellectual Property; Authorizations. The Credit Parties own, possess or have licenses for all of the patents, trademarks, service marks, trade names, copyrights, licenses, authorizations, trade secrets, proprietary information and know-how, and all rights with respect to the foregoing (collectively, the “Intellectual Property”), necessary to the conduct of their business as now conducted. Schedule 4.13 provides a complete list of all Intellectual Property with respect to which, as of the date of this Agreement, (i) registrations have been issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any comparable foregoing Governmental Authority, and is owned by a Credit Party or (ii) is licensed by a Credit Party and material to the business of the Borrower. Except as disclosed in Schedule 4.5, to the knowledge of the Credit Parties, no product, process, method, substance, part or other material presently contemplated to be sold by or employed by any of the Credit Parties in connection with its business infringes or may infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other person. Except as disclosed in Schedule 4.5, there is no pending or threatened claim or litigation against or affecting any of the Credit Parties contesting its right to sell or use any such product, process, method, substance, part or other material. To the knowledge of the Borrower, there is not pending or proposed any patent, invention, device application or principle or any statute, law, rule, regulation, standard or code which would prevent, inhibit or render obsolete the production or sale of any products of, or substantially reduce the projected revenues of, any Credit Party or otherwise have a Material Adverse Effect.
4.14 Contracts and Agreements. None of the Credit Parties is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect, and each of the Credit Parties is in compliance in all material respects with all material contracts and agreements to which it is a party.
4.15 Subsidiaries and Affiliates. Except Affiliates and Subsidiaries listed on Schedule 4.15 and Subsidiaries permitted by Section 7.10 below, Borrower has no Subsidiaries or Affiliates. The jurisdiction of formation and ownership of each of the Subsidiaries listed on Schedule 4.15 is set forth on such Schedule.
4.16 Governmental Contracts.
(a) None of the Credit Parties has knowledge of (i) an existing Organizational Conflict of Interest, as defined by the Federal Acquisition Regulation (“FAR”) 2.101, that has not been resolved through an appropriate mitigation plan or (ii) circumstances that could be reasonably likely to negatively affect in any material respects the Credit Parties’ ability to be awarded government contracts similar to those which any of the Credit Parties is currently performing.
(b) None of the Credit Parties has knowledge of any payment by any Credit Party to any Person in connection with any material government contract made in violation of applicable procurement statutes, regulations or the provisions of any of the Credit Parties’ material government contracts.
(c) With respect to each government contract to which any of the Credit Parties is a party or bound, (i) neither the United States Government nor any prime contractor, subcontractor or other Person has notified any of the Credit Parties, in writing or otherwise, that any of the Credit Parties has breached or violated any requirement of law, or material certificate or representation, or any clause which has resulted in a cure notice which in each case, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (ii) solely with respect to material government contracts, no termination for default is currently in effect pertaining to any such material government contract.
(d) (i) Except as disclosed on Schedule 4.5, neither any of the Credit Parties or any of their respective directors or officers is (or during the last five (5) years has been) under civil investigation by the United States Department of Justice or a state attorney general or under criminal investigation by any Governmental Authority, or is under indictment by any Governmental Authority with respect to any irregularity, misstatement or omission arising under or relating to any activities of the Credit Parties under a government contract and (ii) during the last five (5) years, none of the Credit Parties has made a voluntary disclosure to the United States Government with respect to any irregularity, misstatement or omission arising under or relating to a government contract, except, in each case, for any such investigation, indictment, voluntary disclosure, irregularity, misstatement or omission which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(e) There exist (i) no outstanding material claims against the Credit Parties, either by the United States Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any government contract and (ii) no disputes between any of the Credit Parties and the United States Government under the Contract Disputes Act or any other Federal statute or between any of the Credit Parties and any prime contractor, subcontractor or vendor arising under or relating to any government contract, which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(f) None of the Credit Parties or any of their respective directors, officers, owners, partners, or to the knowledge of the foregoing, employees, is (or during the last five (5) years has been) suspended or debarred from doing business with the United States Government or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for United States Government contracting.
(g) No notice of suspension, debarment, cure notice, show cause notice or notice of termination for default is in effect which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect has been issued by the United

States Government to any of the Credit Parties and none of the Credit Parties is a party to any pending, or to the Borrower’s knowledge threatened, suspension, debarment, termination for default issued by the United States Government or other adverse United States Government action or proceeding in connection with any contract with the United States Government which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(h) No cost incurred pertaining to any government contract of any of the Credit Parties has been disallowed by the United States Government or any of its agencies or, to the knowledge of any of the Credit Parties, is the subject of any investigation or which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(i) On the date hereof the cost accounting systems and government property management systems with respect to the material government contracts of the Credit Parties comply in all material respects with the applicable cost accounting standards set forth in FAR Sections 30 and 45 respectively.
4.17 ERISA. Except as set forth on Schedule 4.17:
(a) Identification of Plans. (i) Neither any Credit Party, nor any ERISA Affiliate, maintains or contributes to, or has maintained or contributed to, any Plan that is an ERISA Plan (as defined in the definition of “Plan” herein), and (ii) none of the Credit Parties and their ERISA Affiliates maintains or contributes to, or have maintained or contributed to, any Plan that is an Executive Arrangement (as defined in the definition of “Plan” herein), except, in both cases, Plans that are adopted after the Closing Date and either have been disclosed in writing to the Lender or have been disclosed in Borrower’s SEC filings.
(b) Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, except such noncompliance (when taken as a whole) that will not have a Material Adverse Effect.
(c) Liabilities. Neither any of the Credit Parties, nor any ERISA Affiliate, is currently, or has in the last six (6) years been, obligated to make contributions (directly or indirectly) to a Multiemployer Plan, and none of the Credit Parties or ERISA Affiliates is currently subject to any liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Plan including, but not limited to, any tax, penalty or liability arising under Title I or Title IV or ERISA or Chapter 43 of the Internal Revenue Code, except such liabilities (when taken as a whole) as will not have a Material Adverse Effect.
(d) Funding. Each Credit Party and each ERISA Affiliate has made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan. No Plan has an “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA).
4.18 Employment and Labor Relations. None of the Credit Parties is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any of the Credit Parties or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of the Credit Parties or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any of the Credit Parties or, to the knowledge of the Borrower, threatened against any of the Credit Parties, (iii) no union representation question existing with respect to the employees of any of the Credit Parties, (iv) no equal employment opportunity charges or other claims of employment discrimination pending or, to the Borrower’s knowledge, threatened against any of the Credit Parties, (v) no wage and hour department investigation which has been made of any of the Credit Parties, except (with respect to any matter specified in clauses (i) through (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect, and (vi) the Credit Parties have in place all current affirmative action plans applicable to their respective business operations and are in material compliance with all laws and regulations governing such affirmative action plans, including, without limitation, compliance with the terms set forth in such plans.
4.19 Security Documents. The Security Documents are effective to create in favor of the Lender legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) security interests in all non-real estate property and assets of the Credit Parties, all of which are part of the Collateral. When (i) financing statements in appropriate form are filed in the applicable offices required by the UCC and (ii) upon the taking of possession or control (as such terms are defined and used in the UCC as in effect in the applicable jurisdiction) by the Lender of any Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Lender to the extent possession or control by the Lender is required by the Security Documents and the UCC), the Lender shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Credit Parties in the Collateral to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC as in effect in the applicable jurisdiction or by possession or control by the Lender, in each case prior and superior in right to any other Person, other than any holder of Permitted Liens. Without limitation to the foregoing, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Lender in any equity interests pledged to the Lender under the Security Documents or the exercise by the Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect thereof.
4.20 Disclosure. Neither this Agreement, nor any Loan Document nor any other document, certificate or statement furnished to the Lender by or on behalf of any Credit Party in connection herewith contains any untrue statement of a material fact or, when taken as a whole with the other Loan Documents and other documents, certificates and statements furnished to the Lender by or on behalf of the Credit Parties, omits to state a material fact necessary in order to make the statements contained herein and therein not misleading, if, in either case, such fact is material to an understanding of the financial condition, performance or prospects of the Credit

Parties, taken as a whole or their business or operations, taken as a whole, or the ability of the Credit Parties to fulfill their obligations under this Agreement or under any Loan Documents to which they are parties.
4.21 Beneficial Ownership. To the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided to the Lender on or prior to the Closing Date in connection with this Agreement is true and correct in all respects.
4.22 Anti-Money Laundering/Anti-Terrorism. No Covered Entity (A) is a Sanctioned Person; (B), either in its own right or through any third party, (1) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; (2) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (3) engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws.
ARTICLE 5 - CONDITIONS OF LENDING
5.1 Loans. The following conditions must be satisfied before the Lender shall have any obligation to make Loans on the Closing Date under this Agreement:
(a) Performance. Borrower shall have performed and complied with all agreements and conditions required to be performed or complied with by it prior to or at the time each Loan is made.
(b) Opinion of Counsel. As of the Closing Date, the Credit Parties shall have delivered to the Lender a favorable opinion of their counsel, in form and substance satisfactory to the Lender.
(c) Documents to be Delivered. Borrower shall have executed and delivered or have caused to be executed and delivered to the Lender all Loan Documents in form and substance satisfactory to Lender, and all Loan Documents shall be in full force and effect.
(d) Certified Resolutions; Organizational Documents. As of the Closing Date the Borrower and each Guarantor shall have delivered a certificate of its corporate secretary certifying (i) resolutions duly adopted by its Board of Directors, or its Managing Member, members and/or managers, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby, as applicable, which resolutions shall remain in full force and effect so long as any of the Obligations are outstanding or the Commitment has not been terminated, (ii) that the true and complete copies of the respective Certificates of Incorporation and By-Laws, or Certificate of Organization and Operating Agreement, or other organizational documents, as applicable, of the Credit Parties attached thereto are true and correct copies thereof, and remain in full force and effect, and (iii) the incumbency of the Credit Parties’ respective officers authorized to execute, deliver and perform this Agreement and/or the Loan Documents, as applicable.

(e) Fees and Taxes. Borrower shall have paid all filing fees, taxes, and assessments related to the borrowings and the perfection of any interests in collateral security required hereunder.
(f) Insurance. Borrower shall have delivered evidence satisfactory to the Lender of the existence of insurance required hereby, including, without limitation, certificates naming the Lender as Lender Loss Payee and Additional Insured with respect to its Casualty and Liability policies, respectively.
(g) Other Documents and Agreements. On or before the date of this Agreement, the Borrower shall have executed and/or delivered such other documents, instruments, and agreements as the Lender and its legal counsel may reasonably require in connection with the transactions contemplated hereby, which shall be satisfactory to the Lender in all material respects.
(h) Searches. As of the Closing Date, Borrower shall have delivered to the Lender UCC, judgment, bankruptcy and tax searches in each relevant jurisdiction with respect to Borrower and each of its Subsidiaries, which searches shall reveal no liens on any assets of such entities except Permitted Liens.
(i) Representations. The representations and warranties of the Credit Parties contained herein shall be true and correct in all material respects.
(j) Consents and Approvals. The Lender shall have received evidence of receipt of all governmental, shareholder and other, if any, consents and approvals necessary in connection with the related financings and other transactions contemplated under this Agreement, except where the failure to obtain such consents or approvals would not, individually or in the aggregate, have a Material Adverse Effect.
(k) Litigation. The Lender shall have been informed of any claim, action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that (i) relates to the Loans or (ii) in Lender’s reasonable opinion could have a Material Adverse Effect or to materially adversely affect the ability of any of the Credit Parties to perform its respective obligations under this Agreement, and no such claim, action, suit, investigation, litigation or proceeding shall be pending or threatened.
(l) Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).
(m) No Material Adverse Effect. Since September 30, 2019, there shall have been no change with respect to Borrower and its Subsidiaries, including with respect to their ability to meet the projections delivered by Borrower to the Lender prior to the Closing Date, that has had or could reasonably be expected to have a Material Adverse Effect.

(n) No Default. There shall exist no Default or Event of Default as a result of the Credit Parties entering into this Agreement.
(o) Customer Identification Forms. The Lender shall have received (i) the completed Beneficial Ownership Certification from the Credit Parties and (ii) all other documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA Patriot Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for the Borrower, each Guarantor and any other Person who provides guaranty or collateral support for all or any of the Obligations.
5.2 Subsequent Loans and Letters of Credit. The obligation of the Lender to make any Revolving Credit Loans shall at all times be subject to the following continuing conditions:
(a) Representations and Warranties. The representations and warranties of the Credit Parties contained herein shall be true and correct in all material respects as of the date of making of each such advance (except those which are specific as to a date certain, which shall remain true and correct in all material respects as of such date certain), with the same effect as if made on and as of such date.
(b) No Material Adverse Effect. There shall have been no Material Adverse Effect with respect to the Credit Parties since the date of the Financial Statements.
(c) No Defaults. There shall exist no Default or Event of Default at the time each Loan is to be made.
5.3 Notice of Borrowing Representation. Each Request for a Revolving Credit Loan given by a Borrower in accordance with Section 3.1 hereof and the acceptance by Borrower of the proceeds of a Revolving Credit Loan shall constitute a representation and warranty by the Borrower, made as of the time of the making of such Loan, that the conditions specified in Sections 5.1 and 5.2 have been fulfilled as of such time.
ARTICLE 6 - AFFIRMATIVE COVENANTS OF BORROWER
So long as any Obligations shall be outstanding, the Commitment shall be in effect, or this Agreement remains in effect, unless the Lender otherwise consents in writing, the Credit Parties shall:
6.1 Financial Statements; Other Information.
(a) Furnish to the Lender as soon as available, but in no event later than ninety (90) days after the close of each Fiscal Year in which this Agreement remains in effect, copies of annual consolidated financial statements of the Borrower in reasonable detail satisfactory to the Lender prepared in accordance with GAAP on a consistent basis audited by and with an unqualified opinion from an independent certified public accountant satisfactory to the Lender, in Lender’s reasonable discretion. Said financial statements shall include at least a consolidated and consolidating balance sheet and consolidated and consolidating statements of operations, stockholders’ equity and cash flow, and shall be accompanied by a copy of any management letter prepared by such accountants. Such financial statements shall be accompanied by a Quarterly Covenant Compliance Sheet.
(b) Furnish to the Lender unaudited financial statements not more than forty-five (45) days after the close of each Fiscal Quarter. Said statements shall be in reasonable detail satisfactory to the Lender, shall be prepared in accordance with GAAP, and shall include at least a consolidated and consolidating balance sheet and consolidated and consolidating statements of operations, stockholders’ equity and cash flow. Said financial statements shall be certified to be true and correct to the best knowledge of the Chief Financial Officer of Borrower. Such financial statements shall be accompanied by a Quarterly Covenant Compliance Sheet.
(c) Provide to Lender (i) within thirty (30) days after the end of each month, for the most recently ended calendar month, monthly unaudited consolidated and consolidating financial statements which shall include an income statement, balance sheet, schedule of monthly capital expenditures (including presentation of gross capital expenditures, depreciation, proceeds from asset sales, and gains/losses from asset sales, as applicable) and reconciliations to the general ledger and financial statements, (ii) within twenty (20) days after the end of each month, for the most recently ended calendar month, a monthly accounts receivable aging, inventory reports and account payable aging, and (iii) within thirty (30) days after the end of each month that represents the last month of a Fiscal Quarter, a quarterly backlog report.
(d) Provide to the Lender by the 20th day of each month for the most recently ended calendar month, monthly borrowing base reports (“Borrowing Base Reports”) in substantially the form of Exhibit D attached hereto, including a rollforward of gross collateral and the calculation of ineligible collateral, accompanied by an accounts receivable aging, account payable aging, monthly Inventory report, and such other supporting detail as may be required by the Lender in its sole discretion to address all reporting deficiencies in any Borrowing Base Report; provided, that, (i) while an Event of Default is continuing or (ii) during a Springing Period, such Borrowing Base Reports shall be provided by the second Business Day of each week for the most recently ended week, and such weekly reporting shall continue until the Springing Period is no longer continuing, at which point reporting shall revert to monthly in accordance with this Section.
(e) Provide to the Lender, not later than the thirtieth (30th) day of each Fiscal Year of the Borrower, an annual operating budget for the Credit Parties, including projections, prepared on a monthly basis for Borrower’s consolidated and consolidating operations, a balance sheet, statements of operations, schedule of projected Unused Availability, projected financial covenants, and cash flow statement, with supporting assumptions, in detail reasonably satisfactory to Lender.
(f) Permit the Lender to perform, not more than once each calendar year and not more than twice in any calendar year during a Springing Period, full field audits of the Credit Parties’ accounts receivable and inventories, with such additional examinations permitted as the Lender shall determine if an Event of Default has occurred and is continuing. The cost of these field examinations shall be paid by the Borrower.

(g) Furnish to the Lender such additional information, reports, or financial statements as the Lender may, from time to time, reasonably request, including, without limitation, lists of vendors and suppliers and information necessary to monitor Revolving Credit Loans.
(h) Permit any Person designated by the Lender to inspect the property, assets and books of the Credit Parties at reasonable times and, prior to an Event of Default, upon reasonable notice, provided that such Person (other than an appraiser or Person bound by a professional obligation of confidentiality) is bound by a confidentiality agreement reasonably acceptable to Borrower. The Credit Parties shall discuss their affairs, finances and accounts with the Lender, and Persons designated by Lender that (unless they are appraisers or Persons bound by a professional obligation of confidentiality) are bound by a confidentiality agreement reasonably acceptable to Borrower, at reasonable times and from time to time as often as may be reasonably requested.
(i) Notify the Lender promptly upon addition of any new location at which it conducts business or maintains assets, and of any new warehousing or distributorship agreement.
(j) Report immediately to the Lender in writing upon becoming aware of any noncompliance with any covenant in this Agreement or any Default, including without limitation becoming aware of any noncompliance with Article 8 in advance of the date on which the corresponding quarterly financial statements are due to be delivered to the Lender.
6.2 SEC Reports. Furnish to the Lender, as applicable, copies of all proxy statements, financial statements and reports which Borrower sends to its stockholders, and copies of all regular, periodic and current reports, and all comment letters and responses thereto, which Borrower files with the Securities and Exchange Commission (“SEC”) or any Governmental Authority which may be substituted therefore, or with any national securities exchange; provided, however, in lieu of such copies Borrower may advise Lender in writing (including by fax of email) that any such proxy statement, financial statement and report, as the case may be, is available on the SEC’s Edgar database.
6.3 Taxes. Pay and discharge all taxes, assessments, levies and governmental charges upon the Credit Parties, their income and property, prior to the date on which penalties are attached thereto; provided, however, that the Credit Parties may in good faith contest any such taxes, assessments, levies or charges so long as such contest is diligently pursued and no lien or execution exists or is levied against any of the Credit Parties’ assets related to the contested items.
6.4 Insurance. Maintain or cause to be maintained insurance, of kinds and in amounts reasonably satisfactory to the Lender, with responsible insurance companies on all of the Credit Parties’ real and personal properties in such amounts and against such risks as are prudent, including, but not limited to, all-risk property insurance coverage (co-insurance not being permitted without the prior written consent of the Lender), business interruption or loss of rents coverage, worker’s compensation insurance, and general liability and products liability insurance. The Credit Parties also shall maintain flood insurance covering any real properties located in flood zones as may be required by governmental requirements to which Lender is subject. The Credit Parties shall provide to the Lender upon its request (and will endeavor to deliver annually, but shall not be in Default for failure to make such annual delivery unless a request has been made by the Lender), a detailed list and evidence reasonably satisfactory to the Lender of their insurance carriers and coverage and shall obtain such additional insurance as the Lender may reasonably request. Insurance policies shall name the Lender as additional insured, as its interests may appear, with respect to liability insurance, and mortgagee/lender loss payee with respect to property insurance, and all policies shall provide for at least thirty (30) days prior notice of cancellation to the Lender.
6.5 Maintenance of Business Assets. At all times maintain, preserve, protect, and keep the Credit Parties’ assets in good repair, working order, and condition, ordinary wear and tear excepted, and, from time to time, make all needed and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business of the Credit Parties may be properly and advantageously conducted at all times and the value of the Lender’s Collateral shall be preserved.
6.6 Notices. Notify the Lender promptly of:
(a) any material adverse change in the financial condition of any of the Credit Parties, and of any event, circumstance, or condition that has had or could reasonably be expected to have a Material Adverse Effect, including the filing of any suits, judgments or liens or the existence of pending investigations, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect,
(b) the existence of any Default of which a Credit Party has actual knowledge or the occurrence of any Reportable Compliance Event,
(c) the filing of any patent, trademark, or copyright registrations by any Credit Party, and
(d) the delivery of any notices of non-compliance under ERISA.
6.7 ERISA Compliance. Comply in all material respects with the provisions of ERISA and regulations and interpretations related thereto with respect to all of the Credit Parties’ Plans.
6.8 Franchises; Permits; Laws. Preserve and keep in full force and effect the existence of the Credit Parties and all franchises, permits, licenses and other authority as are necessary to enable them to conduct their businesses as being conducted on the date of this Agreement, and comply in all material respects with all laws, regulations and requirements now in effect or hereafter promulgated by any properly constituted Governmental Authority having jurisdiction over them.
6.9 Performance of Obligations. The Borrower will, and will cause each of the Credit Parties to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound (taking into account any grace, notice, or cure periods applicable thereto), except in each case such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.10 Deposits; Bank Services. Maintain at the Lender all of the Credit Parties’ primary depository accounts with exceptions, subject to Section 6.15 hereof, permitted for accounts maintained in other locations listed on Schedule 6.10 and used for petty cash and similar convenience purposes, provided that such accounts, in the aggregate, hold no more than $50,000 at any time.
6.11 Amendments. Give the Lender prompt written notice of an amendment or modification to any of the Credit Parties’ Organizational Documents, accompanied by a copy of such amendment or modification.
6.12 Additional Guarantors. Without limiting Section 7.10 hereof, notify the Lender of the acquisition or creation of any new Subsidiary and cause each domestic Subsidiary created or acquired after the Prior Closing Date to execute and deliver to the Lender a continuing guaranty, general security agreement, and other agreements in form and substance satisfactory to Lender subjecting all of the assets of, and the Capital Security in, the Subsidiary to the Lien held by the Lender, together with approvals and legal opinions in form and substance satisfactory to the Lender opining to the authorization, validity and enforceability of such Guaranty, and to such other matters at the Lender may reasonably request.
6.13 Further Assurances.
(a) Cooperate with the Lender and execute such further instruments and documents as the Lender shall reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents.
(b) Promptly provide the Lender with any information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including under the USA Patriot Act and the Beneficial Ownership Regulation.
6.14 Anti-Terrorism. Not permit (i) any Covered Entity to become a Sanctioned Person, (ii) any Covered Entity, either in its own right or through any third party, to (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (D) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Indebtedness will not be derived from any unlawful activity, and (iv) shall cause each Covered Entity to comply with all Anti-Terrorism Laws.
6.15 Maintenance of Cash Management System. Maintain a cash management system satisfactory to the Lender at all times, pursuant to which all collections of the Credit Parties would be deposited into accounts either maintained with third-party institutions (which accounts are governed by account control agreements to which Lender, the applicable third-party institution and the applicable Credit Party(ies) are parties) or with the Lender (“blocked accounts”). Such cash management system would permit the Lender to exercise full dominion over any and all blocked accounts, whether maintained with the Lender or any other third-party institution, in the event (i) that an Event of Default is continuing and/or (ii) a Springing Period commences (an event under clause (i) or (ii), a “Dominion Trigger Event”). Upon the occurrence of a Dominion Trigger Event, full dominion by the Lender over cash collections of the Credit Parties shall commence and continue and remain in effect (x) if the Dominion Trigger Event arises under clause (i) above, until all Events of Default have been cured or waived, (y) if the Dominion Trigger Event arises under clause (ii) above, until the Springing Period terminates and (z) if Dominion Trigger Events occur under both clauses (i) and (ii) above, then until both events set forth in clauses (x) and (y) above have occurred.
6.16 Inventory Appraisal. Permit Lender to engage, at Borrower’s expense, an appraiser selected annually by the Lender in its sole discretion, to conduct an annual inventory appraisal of the Credit Parties’ Inventory, the results of which will determine the Eligible Inventory NOLV. Additional appraisals shall be permitted, at Borrower’s expense, as determined by the Lender if a Default has occurred and is continuing.
ARTICLE 7 - NEGATIVE COVENANTS OF BORROWER
So long as any Obligations shall be outstanding, the Commitment shall be in effect, or this Agreement shall remain in effect, unless the Lender otherwise consents in writing, none of the Credit Parties shall, directly or indirectly, jointly or severally:
7.1 Debt, Mortgages and Liens. Create, incur, assume or allow to exist, voluntarily or involuntarily, any Debt or Liens, excluding only (a) Debt to and interests held by the Lender and/or its Affiliates, whether under this Agreement or otherwise, (b) Debt described in Schedule 7.1(b) attached hereto and made a part hereof, which Debt may not be renewed, extended, amended or modified, (c) Permitted Liens, (d) Debt and interests to which the Lender consents in writing on or after the date hereof, (e) Debt of Borrower to any Guarantor or of any Guarantor to Borrower and (f) Debt not otherwise described in this Section 7.1, in an aggregate principal amount not to exceed $250,000 at any time outstanding.
7.2 Loans and Investments. Make any Investment in any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except for (i) Investments in (including for the avoidance of doubt transfers of machinery and equipment to) any Person that is already a Credit Party, (ii) Money Market Investments, (iii) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, and (iv) advances to employees and executives of a Credit Party for travel and other business expenses not to exceed $10,000 at any time outstanding.
7.3 Mergers, Dissolutions; Sales and Acquisitions; Change in Ownership Interests. Enter into any partnership, joint venture, merger or consolidation, divide, or wind up, liquidate,

or dissolve its affairs, or enter into a sale-leaseback except with Lender or its affiliates, or acquire all or substantially all the Capital Securities or assets of any Person, or sell, lease, transfer, or otherwise dispose of any its assets, except, for (a) (i) dispositions of Inventory in the ordinary course of business or (ii) the disposition of any asset not material to the respective Credit Party or its business and not exceeding $100,000 in value, (b) the merger of Borrower into any Guarantor or of any Guarantor into Borrower or of any Guarantor into another Guarantor, in each case after giving written notice to the Lender of the intended merger, so long as any security interests granted to the Lender in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken, and (c) Permitted Acquisitions.
7.4 Amendments. Allow the amendment or modification of its Organizational Documents in any material respect without the prior written consent of the Lender.
7.5 Distributions. Make any Distributions without the prior written consent of Lender, except Distributions from any Guarantor(s) to Borrower; provided, however, that the repurchase by Borrower of its common stock will be permitted (such repurchases, “Permitted Stock Repurchases”) so long as (a) the repurchases do not exceed $5,000,000 in the aggregate from the Closing Date through the satisfaction and payment in full of all of the Obligations and the termination of the Commitment, (b) Unused Availability, calculating giving pro forma effect to any such repurchase, is greater than twenty-five percent (25%) of the Revolving Credit Commitment for each of the five (5) consecutive Business Days immediately preceding any such repurchase, (c) no Event of Default exists prior to any such repurchase or shall exist as a result of such repurchase, and (d) prior to any such repurchase, the Lender has received a certificate of the Chief Financial Officer of Borrower, in substantially the form of Exhibit E attached hereto, certifying that conditions (a) through (c) above have been met with respect to such stock repurchase.
7.6 Material Changes. Permit any material change to be made in the character of the business of any of the Credit Parties, or in the nature of their operations as carried on at the date hereof.
7.7 Compensation. Compensate any Person, including, without limitation, salaries, bonuses, consulting fees, or otherwise, in excess of amounts reasonably related to services rendered to the Credit Parties.
7.8 Judgments. Allow to exist any judgments against any of the Credit Parties in excess of $250,000 in the aggregate which are not fully covered by insurance or for which an appeal or other proceeding for the review thereof shall not have been taken and for which a stay of execution pending such appeal shall not have been obtained.
7.9 Margin Securities. Directly or indirectly, use any part of the proceeds of the Obligations for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

7.10 Subsidiaries.
(a) Form, or permit to be formed, any domestic Subsidiary unless such domestic Subsidiary guarantees all Obligations to the Lender, which guarantee must be secured by all of its assets pursuant to a guaranty and a security agreement in form and substance acceptable to the Lender in its sole discretion.
(b) Directly or indirectly, or permit any of its Subsidiaries to directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (i) make Distributions on its Capital Securities owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (ii) make loans or advances to the Borrower or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) applicable law, (B) this Agreement and the other Loan Documents, (C) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (D) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, and (E) restrictions on the transfer of any asset pending the close of the sale of such asset.
        (c) Form, or permit to be formed, a foreign Subsidiary without written consent of Lender.
7.11 Transactions with Credit Parties. Enter into any transaction or series of related transactions with any Affiliate of any of the Credit Parties, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Credit Party as would reasonably be obtained by the Credit Party at that time in a comparable arm’s-length transaction with a Person other than an Affiliate.
7.12 No Further Negative Pledges. Enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of such Credit Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired except: (a) pursuant to this Agreement and the other Loan Documents; (b) agreements prohibiting Liens on specific property encumbered to secure payment of particular indebtedness permitted pursuant to Section 7.1; (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided, such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); and (d) any negative pledge incurred or provided in connection with any Lien permitted by Section 7.1(c) or any document or instrument governing any Lien permitted by Section 7.1(c), provided that any such restriction contained therein relates only to the asset or assets subject to such Lien permitted by Section 7.1(c).
7.13 No Change in Control. Permit any Change in Control.

7.14 Use of Proceeds. Directly or indirectly, use any of the Loans to fund any operations in, finance any investments or activities in, or, make any payment to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.
ARTICLE 8 - FINANCIAL COVENANTS
So long as any Obligations shall be outstanding or this Agreement remains in effect, unless the Lender otherwise consents in writing, the Borrower shall:
8.1 Minimum Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio shall be no less than 1.10:1.0.
8.2 Quarterly Covenant Compliance Sheet. Commencing with the Fiscal Quarter ending June 26, 2020, provide the Quarterly Covenant Compliance Sheet to Lender in conjunction with the statements furnished pursuant to Sections 4.1(a) and 4.1(b) (which shall include a certificate of the Chief Financial Officer of the Borrower certifying that no Event of Default or Default has occurred (or if one has occurred, identifying the same) and certifying the accuracy of an attached schedule showing computation of financial covenants contained in this Article 8.
ARTICLE 9 - ENVIRONMENTAL MATTERS; INDEMNIFICATION
9.1 Environmental Representations. Borrower represents and warrants that to the best of Borrower’s knowledge and except as disclosed in (i) the Environmental Report delivered to Lender related to the property and improvements located at 1450 Mission Avenue NE, Albuquerque, New Mexico, (ii) the Phase II Environmental Site Assessment prepared for Celmet by LCS Inc. dated December 7, 2009, (iii) the Landfill Methane Gas Evaluation Report prepared for Celmet by Bergmann Associates dated March 10, 2010, (iv) the IEC Electronics Corp. Final Phase I Environmental Site Assessment and Limited Compliance Review Southern California Braiding Company, Inc. prepared by ERM and dated December 13, 2010, (v) the Phase I Environmental Assessment Report (Project No. 15R2534.39) prepared for the Lender by LCS, Inc. dated June 25, 2015, (vi) the Phase I Environmental Site Assessment Report (Project No. 15R2533.39) prepared for the Lender by LCS, Inc. dated July 2, 2015, (vii) the Phase II Environmental Site Assessment Report (Project No. 15R2533.22) prepared for the Lender by LCS, Inc. dated August 28, 2015, (viii) the Soil and Groundwater Management Plan (the “SGMP”) for the premises described in the Wayne County Mortgage (the “Newark Site”), prepared by the Borrower for submittal to the New York State Department of Environmental Conservation (the “DEC”) regarding DEC Spill No. 1506227, submitted to DEC in October 2015, (ix) the DEC letter to Borrower regarding the SGMP and closure of Spill No. 1506227, dated October 6, 2015, (x) the LCS, Inc. “Site Status Update” letter-report (Project No. 15R2533.39/.22/.70), prepared for the Lender regarding the Newark Site and the DEC’s October 6, 2015 closure letter for Spill No. 1506227, dated October 13, 2015, (xi) the Environmental Audit letter-report for the General Technology Corp. facility at 1450 Mission Avenue NE, in Albuquerque, New Mexico (the “Albuquerque Site”), prepared by AMEC Geomatrix and submitted to the Crane Company, dated October 12, 2009, and the Overview of Findings and Corrective Actions for the Albuquerque Site, prepared by AMEC and submitted to the Crane Company, dated November 18, 2009, both of which are listed in Schedule B of the

Environmental Compliance and Indemnity Agreement given by GTC and Borrower to Lender for the Albuquerque Site, dated December 16, 2009 and (xii) the Environmental Site Assessment Report (Project No. 09R2963.29) prepared for the Lender by LCS, Inc. dated December 14, 2009:
(a) Neither the Improvements nor any property adjacent to the Improvements is being or has been used for, and none of the Credit Parties are engaged in, the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site or for the storage of petroleum or petroleum based products except in compliance with all Environmental Laws.
(b) Underground storage tanks are not and have not been located on the Improvements except in compliance with all Environmental Laws.
(c) The soil, subsoil, bedrock, surface water and groundwater of the Improvements are free of any Hazardous Substances, except as permitted by Environmental Laws.
(d) There has been no Release, nor is there the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on the Improvements, other than Releases which were or are not in violation of any Environmental Laws, and the Credit Parties have not received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or any other person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements.
(e) All Environmental Permits relating to the Credit Parties and the Improvements have been obtained and are in full force and effect.
(f) No event has occurred with respect to the Improvements which, with the passage of time or the giving of notice, or both, would constitute a violation of any applicable Environmental Law or non-compliance with any Environmental Permit.
(g) There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Improvements which require any change in the present condition of the Improvements or any work, repairs, construction, containment, clean up, investigations, studies, removal or other remedial action or Capital Expenditures with respect to the Improvements.
(h) There are no actions, suits, claims or proceedings, pending or threatened, which could cause the incurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from (i) a violation or alleged violation of any applicable Environmental Law or noncompliance or alleged non-compliance with any Environmental Permit, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or (iii) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof.
9.2 Environmental Covenants. Borrower covenants and agrees with the Lender that, until the Obligations have been fully satisfied and paid and the Commitment has been terminated, the Borrower shall:
(a) Comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to comply with all applicable Environmental Laws and shall obtain and comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to obtain and comply with, all Environmental Permits.
(b) Not cause or permit any change to be made in the present or intended use of the Improvements which would (i) violate any applicable Environmental Law, (ii) constitute non-compliance with any Environmental Permit or (iii) materially increase the risk of a Release of any Hazardous Substance.
(c) Promptly provide the Lender with a copy of all notifications which it gives or receives with respect to any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the improvements or any property adjacent to the Improvements.
(d) Undertake and complete all investigations, studies, sampling and testing and all removal and other remedial actions required by law to contain, remove and clean up all Hazardous Substances that are determined to be present at the Improvements in accordance with all applicable Environmental Laws and all Environmental Permits.
(e) At all reasonable times and, prior to an Event of Default upon reasonable prior notice, allow the Lender and its officers, employees, agents, representatives, contractors and subcontractors access to the Improvements for the purposes of ascertaining site conditions, including, but not limited to, subsurface conditions.
(f) Deliver promptly to the Lender: (i) copies of any documents received from the United States Environmental Protection Agency, or any state, county or municipal environmental or health agency concerning a Credit Party’s operations or the Improvements; and (ii) copies of any documents submitted by any of the Credit Parties to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations or the Improvements.
(g) If at any time the Lender obtains any reasonable evidence or information which suggests that a material potential environmental problem may exist at the improvements, the Lender may require that a full or supplemental environmental inspection and audit report with respect to the Improvements of a scope and level of detail satisfactory to the Lender, in

Lender’s reasonable discretion, be prepared by an environmental engineer or other qualified person acceptable to the Lender at the Borrower’s expense. Such audit may include a physical inspection of the Improvements, a visual inspection of any property adjacent to or within the immediate vicinity of the Improvements, personnel interviews and a review of all Environmental Permits. If the Lender requires, such inspection shall also include a records search and/or subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and/or groundwater. If such audit report indicates the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, the Credit Parties shall promptly undertake and diligently pursue to completion all legally required investigative, containment, removal, clean up and other remedial actions, using methods recommended by the engineer or other person who prepared said audit report and acceptable to the appropriate federal, state and local agencies or authorities.
9.3 Indemnity. Borrower agrees to indemnify, defend and hold harmless the Lender from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition of any kind whatsoever, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by the Lender (or any other Person affiliated with the Lender or representing or acting for the Lender or at the Lender’s behest, or with a claim on the Lender or to whom the Lender has liability or responsibility of any sort related to this Section 4.3) relating to, resulting from or arising out of (a) the use of the Improvements for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site, (b) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (c) the failure to promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (d) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof, (e) a violation of any applicable Environmental Law, (f) non-compliance with any Environmental Permit or (g) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by Borrower in this Agreement; provided, however, that the Borrower shall not be liable to any indemnified party for such claims, damages, liabilities, and expenses resulting from such indemnified party’s own gross negligence or willful misconduct. Such costs or other liabilities incurred by the Lender, or other Person described in this Section 4.3 shall be deemed to include, without limitation, any sums which the Lender deems it necessary or desirable to expend to protect the Lender’s security interests and liens.
9.4 No Limitation. To the furthest extent permitted by law, the liability of the Borrower to Lender (or any other Person affiliated with the Lender or representing or acting for the Lender or at the Lender’s behest, or with a claim on the Lender or to whom the Lender has liability or responsibility of any sort related to Section 4.3) under this Article 9 shall in no way be limited, abridged, impaired or otherwise affected by (a) any amendment or modification of this Agreement or any other document relating to the Obligations by or for the benefit of the Credit

Parties or any subsequent owner of the Improvements except for an amendment or modification which expressly refers to this Article 9, (b) any extensions of time for payment or performance required by this Agreement or any other document relating to the Obligations, (c) the release of any of the Credit Parties or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in this Agreement or any other document relating to the Obligations by operation of law, or the Lender’s voluntary act or otherwise, (d) the invalidity or unenforceability of any of the terms or provisions of this Agreement or any other document relating to the Obligations, (e) any exculpatory provision contained in this Agreement or any other document relating to the Obligations limiting the Lender’s recourse, to property encumbered by any mortgage or to any other security or limiting the Lender’s rights to a deficiency judgment against the Borrower, (f) any applicable statute of limitations, (g) any investigation or inquiry conducted by or on behalf of the Lender or any information which the Lender may have or obtain with respect to the environmental or ecological condition of the Improvements, (h) the sale, assignment or foreclosure of any interest in collateral for the Obligations, (i) the sale, transfer or conveyance of all or part of the Improvements, (j) the dissolution and liquidation of Borrower, (k) the death or legal incapacity of any individual, (l) the release or discharge, in whole or in part, of Borrower in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, or (m) any other circumstances which might otherwise constitute a legal or equitable release or discharge of Borrower, in whole or in part.
9.5 Survival. Notwithstanding anything to the contrary contained herein, the liability and obligations of the Borrower under Section 9.3 shall survive the discharge, satisfaction or assignment of this Agreement and the payment in full of all of the Obligations, unless such liability and obligations are terminated with express reference to this Section 9.5.
9.6 Investigations. If an Event of Default occurs, or Borrower defaults on any of its Obligations pursuant to this Article 9, the Lender or its designee shall have the right at reasonable times, and prior to an Event of Default upon reasonable notice to the Borrower, to enter upon the Improvements and conduct such tests, investigation and sampling, including, but not limited to, installation of monitoring wells, as shall be reasonably necessary for the Lender to determine whether any Release of Hazardous Substances in violation of Environmental Laws has occurred on, at or near the Improvements. The costs of all such tests, investigations and samplings shall be considered as additional Debt secured by all collateral for the Obligations and shall become immediately due and payable upon being invoiced to Borrower and with interest thereon at the highest rate then borne by any of the Obligations.
9.7 No Warranty Regarding Information. Borrower agrees that the Lender shall not be liable in any way for the completeness or accuracy of any Environmental Report or the information contained therein. The Borrower further agrees that the Lender has no duty to warn any of the Credit Parties or any other Person about any actual or potential environmental contamination or other problem that may have become apparent or will become apparent to the Lender.
ARTICLE 10 - DEFAULTS

10.1 Defaults. The following events (hereinafter called “Events of Default”) shall constitute defaults under this Agreement:
(a) Nonpayment. (i) Failure of Borrower to make any payment of principal or interest under the terms of this Agreement, any of the Notes, or of any of the Loan Documents, and (ii) failure of Borrower to make any payment of any type other than principal or interest under the terms of this Agreement, any of the Notes, or of any of the Loan Documents.
(b) Performance. Failure of any of the Credit Parties to observe or perform, as applicable,
(i) any of the financial covenants in Article 8 of this Agreement,
(ii) Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), and 6.4,
(iii) Sections 6.1(f), 6.1(j), 6.6, 6.12, or 6.15 within ten days after the date on which performance was required or
(iv) any condition, covenant or term of this Agreement or any Loan Document not covered by Section 10.1(a), Section 10.1(b)(i), Section 10.1(b)(ii), or Section 10.1(b)(iii) which is not cured within thirty (30) days after notice of such failure is given by the Lender, and provided that during such thirty (30) day period the Credit Parties are diligently and in good faith curing such failure.
(c) Other Obligations to Lender. Failure of any Credit Party to observe or perform any condition or covenant of any other agreement or instrument with the Lender, or any of its affiliates not covered by Section 10.1(a) or Section 10.1(b) after any applicable cure or grace period related thereto.
(d) Obligations to Third Parties. Default by any Credit Party under:
(i) any agreement or instrument involving Debt in excess of $100,000 (except as covered by Section 10.1(a), Section 10.1(b), or Section 10.1(c)) unless and so long as such default is being contested reasonably diligently and in good faith and no judgment has been taken against the respective Credit Party or restraint, levy, or similar action with respect to any assets of the Credit Party has occurred, or
(ii) any other agreement with any third Person, which is not terminable on thirty (30) days or less notice, or provides for payment of consideration of more than $100,000 by any party thereafter unless and so long as such default is being contested reasonably diligently and in good faith.
(e) Representations. Failure of any representation or warranty made by any Credit Party in connection with the execution and performance of any Loan Document or any certificate of officers pursuant thereto, to be truthful, accurate or correct in all material respects; provided such failure in the case of representations and warranties specific as to a date certain must be as of such date certain.

(f) Financial Difficulties. Financial difficulties of any Credit Party as evidenced by:
(i) any admission in writing of inability to pay debts as they become due; or
(ii) the filing of a voluntary, or sixty (60) days after a filing of an involuntary, petition in bankruptcy, or under any chapters of the Bankruptcy Code, or under any federal or state statute providing for the relief of debtors unless, in the case of the filing of an involuntary petition, it is dismissed within such sixty (60) day period; or
(iii) making an assignment for the benefit of creditors; or
(iv) consenting to the appointment of a trustee or receiver for all or a major part of any of its property; or
(v) the entry of a court order appointing a receiver or a trustee for all or a major part of its property which is not bonded, discharged or stayed within sixty (60) days;
(vi) the occurrence of any event, action, or transaction that could give rise to a lien or encumbrance on the assets of any Credit Party as a result of application of relevant provisions of ERISA; or
(vii) the occurrence of any Forfeiture Action.
(g) Change in Control. The occurrence of a Change in Control.
(h) Security Documents. Any Credit Party, as signatory under any of the Security Documents, (i) shall cause any of the Security Documents at any time to, or if for any reason any of the Security Documents shall: (A) cease to create a valid and perfected Lien in and to the property purported to be subject to the same for any reason other than the failure of the secured parties thereunder to continue any UCC financing statement, or (B) cease to be in full force and effect or shall be declared null and void, or (ii) the validity or enforceability of any Security Document shall be contested by any party thereto or any party thereto shall deny it has any further liability or obligations to the secured parties thereunder.
(i) ERISA. Any event occurs or condition exists which, with notice or lapse of time or both, would make any Plan of any Credit Party subject to termination under subsections (1), (2) and (3) of Section 4042(a) of ERISA, or any Credit Party or any of their respective plan administrators shall have received notice from the PBGC indicating that it has made a determination that any Plan of any Credit Party is subject to termination under Section 4042(a)(4) of ERISA, or any Credit Party is subject to employer’s liability under Section 4062, 4063, or 4064 of ERISA, in each case under ERISA as now or hereafter amended.
(j) SEC Matters. (i) the levying of a penalty or fee (other than routine fees consistent with those historically incurred by Borrower in the ordinary course of its business) by the SEC on the Borrower and/or any Guarantor in excess of $400,000, individually or in the aggregate, or (ii) the incurrence by Borrower and/or Guarantors of legal fees associated with an

SEC investigation of the Borrower in any Fiscal Year in excess of $250,000, net of any amounts reimbursed to Borrower and/or Guarantors by any insurer during such Fiscal Year.
(k) Government Contracts. (i) any notice of debarment, notice of suspension or termination for default shall have been issued under any United States government contract, or (ii) any of the Credit Parties is debarred or suspended from contracting with any part of the United States Government or any state, local or foreign government, or (iii) a United States Government or any state, local or foreign government investigation shall have resulted in criminal or civil liability, suspension, debarment or any other adverse administrative action arising by reason of alleged fraud, willful misconduct, neglect, default or other wrongdoing, or (iv) the actual termination of any government contract due to alleged fraud, willful misconduct, neglect, default or any other wrongdoing and the effect of any of the events described in subclauses (i), (ii), (iii) and (iv), either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.
10.2 Remedies.
(a) If any one or more Events of Default listed in Section 10.1(f)(i)-(vi) occur, (a) the Commitment and any further commitments or obligations of the Lender shall be deemed to be automatically and without need for further action terminated, and (b) all Obligations of the Borrower to the Lender, automatically and without need for further action, shall become forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. If any one or more Events of Default other than those listed in Section 10.1(f)(i)-(vi) occur, the Lender may, at its option, take either or both of the following actions at the same or different times: (i) terminate the Commitment and any further commitments or obligations of the Lender, and (ii) declare all Obligations of the Borrower to the Lender, automatically and without need for further action, to be forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.
(b) In case any such Events of Default shall occur, the Lender shall be entitled to recover judgment against the Borrower for all Obligations of the Borrower to the Lender either before, or after, or during the pendency of any proceedings for the enforcement, of any Security Document and, in the event of realization of any funds from any security or guarantee and application thereof to the payment of the Obligations due, the Lender shall be entitled to enforce payment of and recover judgment for all amounts remaining due and unpaid on such Obligations.
(c) The Lender shall be entitled to exercise any other legal or equitable right which it may have, and may proceed to protect and enforce its rights by any other appropriate proceedings, including action for the specific performance of any covenant or agreement contained in this Agreement and the Loan Documents.
ARTICLE 11 - MISCELLANEOUS
11.1 Waiver. No delay or failure of the Lender to exercise any right, remedy, power or privilege hereunder shall impair the same or be construed to be a waiver of the same or of any Event of Default or an acquiescence therein. No single or partial exercise of any right, remedy, power or privilege shall preclude other or further exercise thereof by the Lender. All rights, remedies, powers, and privileges herein conferred upon the Lender shall be deemed cumulative and not exclusive of any others available.
11.2 Survival of Representations. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the execution and delivery of other agreements hereunder.
11.3 Additional Security; Setoff. The Lender shall have a security interest in and right of setoff with respect to all deposits or other sums credited by or due from the Lender to Borrower and a security interest in all securities or other property of Borrower in any of the Lender’s possession for safekeeping or otherwise. The Lender’s security interest shall secure payment of the Obligations. In the event of any Event of Default under this Agreement, regardless of the adequacy of collateral, without any demand or notice, except as required by applicable law, any Lender may apply or setoff such deposits or other sums and may sell or dispose of any or all of such securities or other property and may exercise any and all rights it may have under the UCC, as in effect from time to time. The rights of the Lender under this Agreement are in addition to, and not exclusive of, any other rights it may have with respect to such deposits, sums, securities, or other property under other agreements or applicable principles of law. The Lender shall have no duty to take steps to preserve rights against prior parties as to such securities or other property.
11.4 Notices. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when delivered in person, the Business Day after delivery to a nationally recognized overnight courier marked for next Business Day delivery, or three (3) Business Days after it is mailed certified mail postage prepaid, return receipt requested, addressed as follows:
If to Lender:
Manufacturers and Traders Trust Company
180 South Clinton Avenue, Suite 700
Rochester, New York 14604
Attention: John Casey
Email: [***]
and:
Manufacturers and Traders Trust Company
One Light Street, 14th Floor
Baltimore, Maryland 21202
Attention: Michael D. Pick
Email: [***]
with a copy to:
Nixon Peabody LLP

40 Fountain Plaza, Suite 500
Buffalo, New York 14202
Attention: Martha Anderson
Email: [***]
If to Borrower:
IEC Electronics Corp.
105 Norton Street
Newark, New York 14513
Attention: Thomas Barbato, CFO
Email: [***]
with a copy to:
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, NY 14604-2711
Attention: James M. Jenkins
Email: [***]
Any party may change, by notice in writing to the other parties, the address to which notices to it shall be sent. Email addresses are provided for convenience only and notice is not effective if given only by email unless also given by another means provided by this Section.
11.5 Entire Agreement. This Agreement and the Loan Documents embody the entire agreement and understanding among the parties and supersede all prior agreements and understandings relating to the subject matter hereof. This Agreement shall not be changed or amended without the written agreement of all parties hereto. This Agreement embodies all commitments to lend between the Lender and the Borrower and supersedes any prior commitments.
11.6 Parties in Interest.
(a) All the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and assigns and shall inure to the benefit of and be enforceable by any holder of any of the Notes. Upon any transfer of any Obligation or any interest therein any Lender may deliver or otherwise transfer or assign to the holder any collateral or guarantees for the Obligation, which holder shall thereupon have all the rights of the Lender.
(b) The rights, remedies, and benefits of and in favor of the Lender under this Agreement shall inure to the benefit of, and be enforceable by, any or all of the Lender and each of its affiliates.
11.7 Indemnity.

(a) Nothing in this Section 11.7 shall be deemed or shall be construed to relieve or release the Lender from any liability for breach of contract arising from any failure by the Lender to perform its contractual obligations hereunder. The Borrower shall indemnify and hold harmless the Lender and its affiliates, directors, officers, employees, agents, and representatives from and against any and all claims, damages, liabilities, and expenses (including, without limitation, attorneys’ fees, whether incurred in a third party action or in an action to enforce this Agreement) that may be incurred by or asserted against such indemnified party in connection with the Loan Documents and the transactions contemplated thereby including in connection with the investigation of, preparation for, or defense of any pending or threatened claim, action, or proceeding; provided, however, that the Borrower shall not be liable to any indemnified party for such claims, damages, liabilities, and expenses resulting from such indemnified party’s own gross negligence or willful misconduct. The indemnification obligations of the Credit Parties hereunder include obligations to indemnify and hold harmless the Lender for any cost, expense, or liability (including among others reasonable attorneys’ fees) incurred in connection with actions taken (including, if applicable, foreclosure of the Mortgage), and payments made by the Lender reasonably necessary to assure that the Mortgage, and the premises covered thereby, are subject to no Liens other than Permitted Liens.
(b) To the extent, if at all, New Mexico NMSA 1978, Section 56-7-1, as amended, is applicable to any Loan Document, any agreement to indemnify, hold harmless, insure or defend another party contained therein shall not extend to liability, claims, damages, losses or expenses, including attorneys’ fees, arising out of bodily injury to persons or damage to property caused by or resulting from, in whole or in part, the negligent act or omission of the indemnitee, its officers, employees or agents.
11.8 Usury. The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used in this Section 11.8, the term “applicable law” means the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all Loan Documents.
11.9 Severability. In the event that any one or more of the provisions contained in this Agreement or any other Loan Document shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other Loan Document.

11.10 Governing Law. This Agreement and the Loan Documents (except as otherwise expressly provided therein), together with all of the rights and obligations of the parties hereto, shall be construed, governed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.
11.11 Electronic Communications. Borrowing base and compliance certificates submitted to the Lender electronically by a representative of the Borrower shall be deemed to have been submitted and signed by the representative sending the electronic communication.
11.12 Patriot Act. The Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 signed into law October 26, 2001 and for purposes of this Section 11.12 called the “Act”), it is required to obtain, verify, and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow the Lender to identify the Credit Parties in accordance with the Act.
11.13 Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute together but one and the same agreement. Further, each Person executing this Agreement agrees that the electronic signatures, whether pdf, scanned, digital, encrypted, captured or otherwise attached or imposed hereto, are intended to authenticate this agreement and to have the same force and effect as manual signatures. By signing below, each person, in their individual capacity, executing this agreement represents and warrants to and covenants to the Lender that said signer is executing this Agreement on behalf of the Borrower and is duly authorized and empowered to do so and to bind the obligor to the terms hereof. The Lender is under no obligation to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant its approved procedures. If the Lender accepts a counterpart by electronic signature as the binding and effective record of this agreement, the counterpart acknowledged in writing by the Lender shall constitute the record hereof and the original document for the purposes of establishing the provisions hereof and shall be legally admissible under the best evidence rule and binding on and enforceable against each party hereto. The counterpart acknowledged in writing by the Lender may be marked “Original” and perfection of a security interest by possession may only be accomplished by possession of the counterpart that bears the Lender’s ink signed acknowledgement and is marked “Original.”
11.14 Survival. All indemnities set forth herein shall survive the execution, delivery, and termination of this Agreement and the Loan Documents and the making and repayment of the Obligations.
11.15 Jurisdiction. Borrower hereby irrevocably and unconditionally consents to jurisdiction and service of process, which may be effected by certified mail in accordance with the certified mail provisions contained in Section 11.4, in the Supreme Court of the State of New York sitting in Monroe County, or of the United States District Court for the Western District of New York. Borrower hereby irrevocably and unconditionally waives any objection it may have to the laying of venue of any such action, suit or proceeding in any such court referred to in this Section 11.15. Borrower hereby irrevocably waives the defense of an inconvenient forum to the maintenance of any such action, suit or proceeding in any such court.

11.16 Waiver of Trial by Jury. BORROWER WAIVES TRIAL BY JURY OF ANY CLAIMS OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT, THE LOAN DOCUMENTS, THE OBLIGATIONS AND ALL MATTERS RELATED HERETO TO THE FULLEST EXTENT ALLOWED BY LAW.
11.17 Status of Prior Agreement and Loans Outstanding Under Prior Agreement. This Agreement shall amend and restate the terms of the Prior Agreement. This Agreement shall not cancel or terminate the Prior Agreement, nor act as a novation thereof, but shall amend, restate, and supersede the Prior Agreement. All loans outstanding under the Prior Agreement shall be deemed outstanding under this Agreement on and as of the Closing Date.  The interest rate applicable thereto shall, if applicable, be adjusted as of the Closing Date to the interest rate applicable under this Agreement, but all LIBOR elections shall remain in effect and any monthly, quarterly or annual billing schedule hereunder shall remain unchanged except as may be specifically provided in this Agreement. All Loan Documents delivered pursuant to the Prior Agreement shall continue to remain outstanding and in full force and effect and shall be considered issued and delivered under this Agreement unless superseded by this Agreement or by another document delivered in connection with this Agreement. All references in those documents to the Prior Agreement shall hereafter be references to this Agreement. If the provisions of any of those Loan Documents shall conflict with the terms of this Agreement, then the terms of this Agreement shall govern and control.

[Signature Pages Follow]
[Signature Page to Sixth Amended and Restated Credit Facility Agreement]
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives by their signatures below.
MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Tracy Youngman
Name: Tracy Youngman
Title:  Vice President
IEC ELECTRONICS CORP.

By:	/s/ Thomas Barbato

Name: Thomas Barbato
Title: Chief Financial OfficerEXHIBITS*

A	Form of Quarterly Covenant Compliance Sheet
B	Form of Revolving Credit Note
C	Form of Facility Increase Request
D	Form of Borrowing Base Report
E	Form of Certificate regarding Permitted Stock Repurchase
SCHEDULES*

1.1(a)	Security Documents
4.1	Certain Parties; Jurisdictions
4.5	Litigation
4.13	Intellectual Property
4.15	Subsidiaries and Affiliates
4.17	ERISA Matters
6.10	Other Bank Accounts
7.1(b)	Debt
7.1(c)	Permitted Liens
* Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant will provide a copy of any omitted exhibit or schedule to the Securities and Exchange Commission or its staff upon request.